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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-201459

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common Stock, par value $0.0001 per share	7,043,750	$12.35	$86,990,313	$8,759.92

(1)
Assumes exercise in full of the underwriters' option to purchase up to 918,750 additional shares of Common Stock.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrant's Registration Statement on Form S-3 (File No. 333-201459) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To prospectus dated January 12, 2015)

6,125,000 Shares

COMMON STOCK

We are selling 6,125,000 shares of our common stock.

Our common stock trades on NYSE MKT under the symbol "FSP." On August 10, 2016, the last reported sale price of our common stock on NYSE MKT was $13.15 per share.

Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page S-10 of this prospectus supplement and the risks set forth beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein.

	Per Share	Total

Public offering price	$12.35	$75,643,750
Underwriting discount	$0.494	$3,025,750
Proceeds, before expenses, to us	$11.856	$72,618,000

The underwriters may also exercise their option to purchase up to an additional 918,750 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about August 16, 2016.

Baird		BMO Capital Markets
Stifel Wunderlich
BTIG	Capital One Securities	PNC Capital Markets LLC	TD Securities

The date of this prospectus supplement is August 11, 2016.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus in making a decision about whether to invest in our common stock. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates that are specified in such documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this "prospectus supplement," we are referring to this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein

To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference therein, the information in this prospectus supplement will supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission, or the SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Incorporation by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus.

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement and the accompanying prospectus to "we," "us," "our" and the "Company" refer to Franklin Street Properties Corp., a Maryland corporation, individually and together with its subsidiaries. Franklin Street Properties Corp., our logo and other trademarks mentioned in this prospectus supplement and accompanying prospectus are the property of their respective owners.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Examples of forward-looking statements include projected capital resources, projected profitability and portfolio performance, estimates of market rental rates, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions or other transactions, the expected operating performance of anticipated near-term acquisitions and descriptions relating to these expectations, including without limitation, the anticipated cash and GAAP yields. We are including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any such forward-looking statements. We caution investors that any forward-looking statements presented in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein are based on management's beliefs and assumptions made by, and information currently available to, management. When used, the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve risks and uncertainties (some of which are beyond our control) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties:

  •
  changes in the United States economy and the real estate industry and in performance of the financial markets;

  •
  competition in the leasing market;

  •
  the demand for and market acceptance of our properties for rental purposes;

  •
  oversupply of office properties in our geographic markets;

  •
  the amount and growth of our expenses;

  •
  our ability to remain in compliance with the covenants under our credit facilities;

  •
  tenant financial difficulties and general economic conditions, including interest rates and the effects of regulatory and fiscal uncertainty, as well as changes in market rental rates and economic conditions in our geographic markets;

  •
  defaults or non-renewal of leases;

  •
  the risks associated with the ownership of real property, including risks related to natural disasters and actual or threatened terrorist attacks;

  •
  an increase in interest rates;

  •
  geographic concentration of our properties;

  •
  concentration by industry of our tenants;

  •
  our ability to successfully close pending acquisitions;

  •
  if pending acquisitions are closed, the operating performance of those assets;

  •
  our dependence on key personnel;

  •
  the outcome of claims and litigation involving or affecting us;

  •
  compliance with environmental and other regulations, including real estate and zoning laws;

S-iv

  •
  our ability to maintain our current credit ratings;

  •
  our failure to maintain our status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code; and

  •
  other risks and uncertainties described herein, as well as those risks and uncertainties detailed from time to time in the Company's SEC filings.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our business, financial condition, liquidity, cash flows and results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statements speak only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends.

For a further discussion of these and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, see the section entitled "Risk Factors," including the risk factors incorporated therein from our Annual Report on Form 10-K for the year ended December 31, 2015, which we filed with the SEC on February 16, 2016, and the other periodic reports we make with the SEC that are incorporated by reference herein.

S-v

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read "Risk Factors" for more information about important risks that you should consider before investing in our common stock.

Franklin Street Properties Corp.

We are a real estate investment trust, or REIT, focused on commercial real estate investments in office markets throughout the United States. Our principal revenue sources from our real estate operations include rental income from real estate leasing, interest income from secured loans made on office properties, property dispositions and fee income from asset/property management and development. We may also pursue on a selective basis the sale of our properties to take advantage of the value creation and demand for our properties, or for geographic or property specific reasons.

As of June 30, 2016, we owned and operated a real estate portfolio consisting of 35 operating properties and one property that is in redevelopment. We also held non-controlling interests in seven corporations organized to operate as REITs, which we refer to as Sponsored REITs, and held five promissory notes secured by mortgages on real estate owned by Sponsored REITs, including two mortgage loans and three revolving lines of credit.

We are a corporation organized under the laws of the State of Maryland that operates in a manner intended to qualify as a REIT for U.S. federal income tax purposes. Our common stock is traded on the NYSE MKT under the symbol "FSP."

Our principal executive offices are located at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880. The telephone number of our principal executive office is (781) 557-1300. Our website address is www.franklinstreetproperties.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the SEC.

Investment Strategy

Our investment objectives are to create shareholder value by increasing revenue from rental, dividend, interest and fee income and net gains from sales of properties and increase the cash available for distribution in the form of dividends to our stockholders. We expect that we will continue to derive real estate revenue from owned properties and secured loans to Sponsored REITs in the form of mortgage loans or revolving lines of credit to fund construction costs, capital expenditures, leasing costs and for other purposes, which we refer to as Sponsored REIT Loans, as well as fees from asset management, property management and investor services.

We may acquire, and have acquired, real properties in any geographic area of the United States and of any property type. Our current strategy is to invest in select urban infill and central business district properties, with primary emphasis on our top five markets of Atlanta, Dallas, Denver, Houston and Minneapolis. We

believe that our top five markets have macro-economic drivers that have the potential to increase occupancies and rents. We will also monitor San Diego, Silicon Valley, Greater Boston and Greater Washington, DC, as well as other markets, for opportunistic investments. We seek value-oriented investments with an eye towards long-term growth and appreciation, as well as current income.

As of June 30, 2016, approximately 6.9 million square feet, or approximately 72.4% of our total owned portfolio, was located in our top five markets, and no single tenant in our top five markets accounted for more than 4% of our annualized rental revenue. From time to time we may dispose of our smaller, suburban office assets and replace them with larger urban infill and central business district office assets located primarily in our top five markets. As we execute this strategy, we believe that short term operating results could be adversely impacted. However, once complete, we believe that the transformed portfolio will have the potential to provide higher profit and asset value growth over a longer period of time.

The main factor that affects our real estate operations is the broad economic market conditions in the United States. These market conditions affect occupancy levels and rental rates on both a national and local level. We have no influence on broader economic or market conditions. We look to acquire and/or develop quality properties in good locations in order to lessen the impact of downturns in the market and to take advantage of upturns when they occur.

We rely on the following principles in selecting real properties for acquisition and managing them after acquisition:

  •
  we seek to buy or develop investment properties at a price which produces value for investors and avoid overpaying for real estate merely to outbid competitors;

  •
  we seek to buy or develop properties in excellent locations with substantial infrastructure in place around them and avoid investing in locations where the future construction of such infrastructure is speculative;

  •
  we seek to buy or develop properties that are well-constructed and designed to appeal to a broad base of users and avoid properties where quality has been sacrificed for cost savings in construction or which appeal only to a narrow group of users;

  •
  we aggressively manage, maintain and upgrade our properties and refuse to neglect or undercapitalize management, maintenance and capital improvement programs; and

  •
  we believe that we have the ability to hold properties through down cycles because we do not operate with what we believe to be significant leverage, which could place our properties at risk of foreclosure. As of June 30, 2016, none of our owned and operated properties was subject to mortgage debt.

Properties

The information presented below provides the weighted average GAAP rent per square foot for the six months ending June 30, 2016 for our properties and weighted occupancy square feet and percentages. GAAP rent includes the impact of tenant concessions and reimbursements. This table does not include information about properties that we acquired after June 30, 2016, we are redeveloping or are held by our investments in nonconsolidated REITs or those to which we have provided Sponsored REIT Loans.

Property Name	City	State	Year Built or Renovated	Net Rentable Square Feet	Weighted Occupied Square Feet	Weighted Occupied Percentage as of June 30, 2016(a)	Weighted Average Rent per Occupied Square Foot(b)

Forest Park	Charlotte	NC	1999	62,212	62,212	100.0%	$13.96
Meadow Point	Chantilly	VA	1999	138,368	138,368	100.0%	27.10
Innsbrook	Glen Allen	VA	1999	298,456	298,456	100.0%	19.14
East Baltimore	Baltimore	MD	1989	325,445	274,155	84.2%	23.32
Loudoun Tech Center	Dulles	VA	1999	136,658	125,766	92.0%	18.83
Stonecroft	Chantilly	VA	2008	111,469	111,469	100.0%	38.70
Emperor Boulevard	Durham	NC	2009	259,531	259,531	100.0%	35.22
East Total				1,332,139	1,269,957	95.3%	25.63
Northwest Point	Elk Grove Village	IL	1999	176,848	176,848	100.0%	23.05
909 Davis Street	Evanston	IL	2002	194,980	167,644	86.0%	31.99
River Crossing	Indianapolis	IN	1998	205,059	186,583	91.0%	19.99
Timberlake	Chesterfield	MO	1999	234,023	222,486	95.1%	23.33
Timberlake East	Chesterfield	MO	2000	116,197	80,745	69.5%	24.66
121 South 8th Street	Minneapolis	MN	1974	305,990	172,028	56.2%	20.21
Plaza Seven	Minneapolis	MN	1987	326,068	247,910	76.0%	31.05
Midwest Total				1,559,165	1,254,243	80.4%	25.13
Blue Lagoon Drive	Miami	FL	2002	212,619	212,619	100.0%	22.53
One Overton Place	Atlanta	GA	2002	387,267	331,229	85.5%	24.63
Park Ten	Houston	TX	1999	157,460	99,357	63.1%	30.87
Addison Circle	Addison	TX	1999	289,755	270,863	93.5%	26.85
Collins Crossing	Richardson	TX	1999	300,887	300,887	100.0%	24.68
Eldridge Green	Houston	TX	1999	248,399	248,399	100.0%	29.36
Park Ten Phase II	Houston	TX	2006	156,746	156,746	100.0%	31.11
Liberty Plaza	Addison	TX	1985	218,934	173,921	79.4%	20.97
Legacy Tennyson Center	Plano	TX	1999/2008	202,600	202,600	100.0%	16.88
One Legacy Circle	Plano	TX	2008	214,110	213,403	99.7%	33.74
One Ravinia Drive	Atlanta	GA	1985	386,603	366,538	94.8%	23.06
Two Ravinia Drive	Atlanta	GA	1987	442,130	350,476	79.3%	25.75
Westchase I & II	Houston	TX	1983/2008	629,025	535,929	85.2%	32.17
999 Peachtree	Atlanta	GA	1987	621,946	591,408	95.1%	29.88
South Total				4,468,481	4,054,378	90.7%	27.02
380 Interlocken	Broomfield	CO	2000	240,185	228,632	95.2%	29.44
1999 Broadway	Denver	CO	1986	676,379	553,819	81.9%	31.78
1001 17th Street	Denver	CO	1977/2006	655,420	565,562	86.3%	35.05
Greenwood Plaza	Englewood	CO	2000	196,236	196,236	100.0%	24.32
390 Interlocken	Broomfield	CO	2002	241,751	199,783	82.6%	28.31
Hillview Center	Milpitas	CA	1984	36,288	36,288	100.0%	16.23
Federal Way	Federal Way	WA	1982	117,010	72,967	62.4%	19.07
West Total				2,163,269	1,853,288	85.7%	30.52
Grand Total				9,523,054	8,431,866	88.5%	$27.30

(a)
Based on weighted occupied square feet for the six months ended June 30, 2016, including month-to-month tenants, divided by the property's net rentable square feet.

(b)
Represents annualized GAAP rental revenue for the six months ended June 30, 2016 per weighted occupied square foot.

Recent Developments

Midtown Atlanta Property Acquisition

On August 10, 2016, we acquired Pershing Park Plaza, an urban infill Class "A" office property located at 1420 Peachtree Street, NE, Atlanta, Georgia, for a gross purchase price of approximately $45.5 million in cash. This property, which we refer to as the "Midtown Atlanta Property," contains approximately 160,000 net rentable square feet of space.

On August 8, 2016, we borrowed approximately $60 million under our senior unsecured revolving credit facility, $45.5 million of which was borrowed in anticipation of funding our acquisition of the Midtown Atlanta Property, with the balance to be used for general corporate purposes. We intend to use a portion of the net proceeds of this offering to repay our borrowings in connection with the acquisition of the Midtown Atlanta Property.

As part of our standard due diligence process in connection with the acquisition of this property, we undertook an analysis of the property's anticipated first full year cash and GAAP yields. We believe that the property will generate first full year cash and GAAP yields of approximately 6.7%. We caution you not to place undue reliance on our anticipated cash and GAAP yields for this property. The anticipated yields represent our initial estimates and our actual operating results for this property may be materially different. Factors that may impact the actual cash and GAAP yields for this property include, without limitation, difficulties collecting anticipated rental revenues, actual leasing results that differ materially from our assumptions, tenant bankruptcies, property tax reassessments and unanticipated expenses at this property that we cannot pass on to tenants. See "Risk Factors—We may not be able to achieve the anticipated financial and operating results for the Midtown Atlanta Property, which could adversely affect our operating results."

801 Marquette Redevelopment

We have announced a plan to redevelop our property at 801 Marquette Avenue, Minneapolis, Minnesota, which we refer to as 801 Marquette. We intend to commence interior demolition and construction work during the third quarter of 2016. We expect the costs of the redevelopment project to total between $15 million and $20 million, including leasing expenses. Upon completion, we expect the redevelopment to result in approximately 120,000 net rentable square feet and for the property to attain rents of approximately $15 to $18 weighted average GAAP rent per square foot compared to previously expired rents of approximately $4.75 weighted average GAAP rent per square foot.

We expect to finance the redevelopment of 801 Marquette with the proceeds of this offering. This offering is not contingent upon the redevelopment of the property and we cannot assure you that the redevelopment will be completed at the costs anticipated or by the date currently contemplated. See "Risk Factors—Redevelopment and construction risks could affect our profitability."

Amendments to BAML Credit Facility and BMO Term Loan

On July 21, 2016, we amended our senior unsecured credit facility with Bank of America, N.A., which we refer to as the BAML Credit Facility, to extend the maturity date applicable to the term loan under the BAML Credit Facility, or the BAML term loan, from September 27, 2017 to September 27, 2021 and amended financial covenants and definitions. We also amended our unsecured term loan facility with Bank of Montreal, or the BMO term loan, to conform covenants and definitions to the BAML Credit Facility. On July 22, 2016, we entered into a forward interest rate swap with an aggregate notional amount of $400 million with various financial institutions that fixed the base London Interbank Offered Rate, or LIBOR, interest rate on the BAML term loan during the extension period at 1.12%. Accordingly, based upon our credit rating as of June 30, 2016, the interest rate on the BAML term loan when the extension commences on September 27, 2017 will be 2.57%. We fixed the base LIBOR rate on the BMO term loan in August 2013 at 2.32% for seven years by entering into an interest rate swap agreement.

THE OFFERING

The following is a brief summary of certain terms of this offering.

Issuer	Franklin Street Properties Corp., a Maryland corporation
Securities Offered	6,125,000 shares of common stock, $0.0001 par value per share. We have granted the underwriters an option to purchase up to an additional 918,750 shares of common stock.
Shares of Common Stock Outstanding Immediately Prior to This Offering	100,187,405 shares
Shares of Common Stock Outstanding Upon Completion of This Offering	106,312,405 shares (107,231,155 shares if the underwriters exercise their option to purchase additional shares in full)(1)
NYSE MKT symbol	FSP
Use of Proceeds

We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $72.1 million ($83.0 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering (i) to repay amounts we have borrowed under our senior unsecured revolving credit facility in anticipation of funding our acquisition of the Midtown Atlanta Property as described above under "Summary—Recent Developments," (ii) to fund our redevelopment of 801 Marquette as described above under "Summary—Recent Developments," (iii) to pay amounts outstanding under our senior unsecured revolving credit facility and/or (iv) for general corporate purposes, including funding future acquisitions and investments. See "Use of Proceeds." This offering is not contingent upon the redevelopment of 801 Marquette.

(1)
Based on 100,187,405 shares of our common stock outstanding as of August 9, 2016 and excludes 1,944,428 shares of our common stock available for issuance under our 2002 Stock Incentive Plan.

Conflict of Interest	An affiliate of BMO Capital Markets Corp. is a lender and syndicate agent and affiliates of Capital One Securities, Inc., PNC Capital Markets LLC and TD Securities (USA) LLC are lenders under our senior unsecured revolving credit facility. We intend to use a portion of the net proceeds from this offering to repay borrowings outstanding under our senior unsecured revolving credit facility. As a result, such affiliates will receive their proportionate share of any amount of our senior unsecured revolving credit facility that is repaid with the net proceeds of this offering. See "Underwriting (Conflicts of Interest)."
Restrictions on Ownership and Transfer

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with the requirements for qualification as a REIT. Among other things, our charter provides that, subject to exemption by our board in its sole and absolute discretion, no person or entity may actually or constructively own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock. See "Description of Capital Stock."

Risk Factors

Investing in our common stock involves significant risks and the purchasers of our common stock may lose their entire investment. Before deciding to invest in our common stock, please carefully read the section entitled "Risk Factors," including the risks and uncertainties incorporated therein from our Annual Report on Form 10-K for the year ended December 31, 2015 and our other periodic reports filed with the SEC and incorporated by reference herein. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our operations.

SUMMARY HISTORICAL FINANCIAL DATA

The summary historical operating other data presented below for the years ended December 31, 2013, 2014 and 2015, and the summary balance sheet data as of December 31, 2014 and 2015, have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated into this prospectus supplement by reference. The summary historical financial data for the six months ended June 30, 2015 and 2016 and as of June 30, 2015 and 2016 is derived from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated into this prospectus supplement by reference. These unaudited consolidated financial statements have been prepared on a basis consistent with Franklin Street Properties Corp.'s audited consolidated financial statements. In the opinion of management, the unaudited historical financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair statement of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

You should read the summary historical consolidated financial data below in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement. See "Incorporation by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2016	2015	2015	2014	2013

(in thousands, except per share amounts)
Operating Data:
Revenues:
Rental	$117,813	$117,814	$237,856	$243,341	$206,926
Related party revenue:
Management fees and interest income from loans	2,770	2,885	5,930	6,241	6,646
Other	37	41	81	101	64
Total revenues	120,620	120,740	243,867	249,683	213,636
Expenses:
Real estate operating expenses	30,221	30,000	61,890	62,032	51,100
Real estate taxes and insurance	19,304	19,517	38,660	36,857	31,616
Depreciation and amortization	44,797	45,879	91,359	95,915	78,839
Selling, general and administrative	7,024	7,092	13,291	12,983	11,911
Interest	12,850	12,552	25,432	27,433	21,054

Total expenses	114,196	115,040	230,632	235,220	194,520
Income before interest income, equity in earnings of non-consolidated REITs, other, gain (loss) on sale of properties and property held for sale, less applicable income tax and taxes	6,424	5,700	13,235	14,463	19,116
Interest income	—	1	1	3	16
Equity in (losses) of non-consolidated REITs	(372)	(360)	(1,451)	(1,760)	(1,358)
Other	(1,009)	—	—	—	—
Gain (loss) on sale of properties and property held for sale, less applicable income tax	(643)	11,410	23,662	940	—

Income before taxes on income	4,400	16,751	35,447	13,646	17,774
Taxes on income	209	315	433	498	480

Income from continuing operations	4,191	16,436	35,014	13,148	17,294
Discontinued operations:
Income from discontinued operations, net of income tax	—	—	—	—	375
Gain (loss) on sale, less applicable income tax	—	—	—	—	2,158

Total discontinued operations	—	—	—	—	2,533

Net income	$4,191	$16,436	$35,014	$13,148	$19,827
Weighted average number of shares outstanding, basic and diluted	100,187	100,187	100,187	100,187	93,855

Earnings per share, basic and diluted, attributable to:
Continuing operations	$0.04	$0.16	$0.35	$0.13	$0.18
Discontinued operations	—	—	—	—	$0.03
Net income per share, basic and diluted	$0.04	$0.16	$0.35	$0.13	$0.21

	As of June 30,		As of December 31,
	2016	2015	2015	2014

(in thousands)
Balance Sheet Data
Real estate assets, net	$1,526,936	$1,539,343	$1,509,624	$1,524,307
Total assets	1,895,417	1,937,283	1,919,015	1,933,106
Bank note payable(a)	310,000	300,000	290,000	268,000
Term loan payable	618,113	617,182	617,647	616,716
Total liabilities	1,000,434	981,737	983,359	953,459
Total stockholders' equity	894,983	955,546	935,656	979,647

(a)
Net of unamortized deferred financing losses for the periods.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2016	2015	2015	2014	2013

(in thousands)
Other Data:
Net cash flows from/(used in):
Operating activities	$32,384	$45,722	$102,890	$103,166	$92,028
Investing activities	(24,951)	(31,328)	(38,104)	1,843	(562,648)
Financing activities	(18,072)	(6,072)	(54,142)	(117,113)	468,976

RISK FACTORS

Investing in our common stock involves risks. In addition to other information in this prospectus supplement, you should carefully consider the following risks and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2015, as well as other information and data set forth in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein before making an investment decision with respect to our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment in our common stock. Some statements in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein, including statements in the following risk factors, constitute forward-looking statements. See "Forward-Looking Statements."

Our operating results and financial condition could be adversely affected if we are unable to refinance our existing credit facilities.

There can be no assurance that we will be able to refinance the revolving line of credit under the BAML Credit Facility upon its maturity on October 29, 2018 (subject to extension until October 29, 2019), the BAML term loan under the BAML Credit Facility upon its maturity on September 27, 2021 or the BMO term loan, upon its maturity on August 26, 2020, or that any such refinancings would be on favorable terms, that any such refinancings would permit distributions to stockholders, or that we will be able to otherwise obtain funds by selling assets or raising equity to make required payments on the BAML Credit Facility or the BMO term loan. If we are unable to refinance the BAML Credit Facility or the BMO term loan at maturity or meet our payment obligations, the amount of our distributable cash flow and our financial condition would be adversely affected.

An increase in interest rates would increase our interest costs on variable rate debt and could adversely impact our ability to refinance existing debt or sell assets.

As of June 30, 2016, we had approximately $310.0 million of indebtedness under the revolving line of credit under the BAML Credit Facility that bears interest at variable rates based on our credit rating, and we may incur more of such indebtedness in the future. Borrowings under the revolving line of credit under the BAML Credit Facility may not exceed $500 million outstanding at any time, although such amount may be increased by up to an additional $250 million through the exercise of an accordion feature and subject to the terms of the agreement. The BAML term loan is for $400 million. On September 27, 2012, we fixed the base LIBOR rate on the BAML term loan at 0.75% for five years, expiring September 27, 2017, by entering into an interest rate swap agreement, and on July 22, 2016, we entered into additional interest rate swap agreements to fix the base LIBOR rate on the BAML term loan during the extension period at 1.12% from September 27, 2017 to September 27, 2021. The BMO term loan provides for borrowings of $220 million, although such amount may be increased by up to an additional $50 million through the exercise of an accordion feature, subject to the terms of the agreement. On August 26, 2013, we fixed the base LIBOR rate on the BMO term loan at 2.32% for seven years by entering into an interest rate swap agreement. In the future, if interest rates increase, then the interest costs on our unhedged variable rate debt will also increase, which could adversely affect our cash flow, our ability to pay principal and interest on our debt and our ability to make distributions to stockholders. In addition, rising interest rates could limit our ability to incur new debt or to refinance existing debt when it matures. From time to time, we may enter into additional interest rate swap agreements and other interest rate hedging contracts, including swaps, caps and floors. While these agreements are intended to lessen the impact of rising interest rates on us, they also expose us to the risks that the other parties to the agreements will not perform, we could incur significant costs associated with the settlement of the agreements, the agreements will be unenforceable and the underlying transactions will fail to qualify as highly-effective cash flow hedges. In addition, an increase in interest rates could decrease the amount third parties are willing to pay for our assets, thereby limiting our ability to change our portfolio promptly in response to changes in economic or other conditions.

We may not be able to achieve the anticipated financial and operating results from the acquisition of the Midtown Atlanta Property, which could adversely affect our operating results.

Our estimates of first full year cash and GAAP yields for the Midtown Atlanta Property are subject to risks, uncertainties and other factors, many of which are beyond our control, and are based on certain assumptions, as described above under "Summary—Recent Developments". As a result, the actual performance of the Midtown Atlanta Property may differ materially from our anticipated results. If the Midtown Atlanta Property fails to perform as expected, our results of operations could be adversely affected.

Redevelopment and construction risks could affect our profitability.

We have plans to redevelop 801 Marquette. We intend to commence interior demolition and construction work during the third quarter of 2016. We expect the costs of the redevelopment project to total between $15 million and $20 million. Redevelopment activities are subject to the following risks:

  •
  we may be unable to obtain, or experience delays in obtaining, required governmental or third party permits and authorizations, which could result in increased costs or the delay or abandonment of opportunities;

  •
  we may incur costs that exceed our original estimates due to increased material, labor or other costs, such as litigation;

  •
  we may be unable to complete construction and lease up of a property on schedule, resulting in increased construction and financing costs and a decrease in expected rental revenues;

  •
  occupancy rates and rents at a property may fail to meet our expectations for a number of reasons, including changes in market and economic conditions beyond our control and the development by competitors of competing communities;

  •
  we may incur liabilities to third parties during the redevelopment process; and

  •
  unexpected events or circumstances may arise during the redevelopment process that affect the timing of completion and the cost and profitability of the project.

You may experience significant dilution as a result of this offering, which may adversely affect the per share trading price of our common stock.

This offering may have a dilutive effect on our earnings per share and funds from operations per share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds. The actual amount of dilution from this offering will be based on numerous factors, particularly the uses of proceeds and the returns generated by such uses, and cannot be determined at this time. The per share trading price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that such sales could occur.

We may enter into future acquisitions and take certain actions in connection with such acquisitions that could affect the price of our common stock.

As part of our growth strategy, we expect to continue to regularly review acquisition prospects that would offer business and strategic opportunities. In the event of future acquisitions, we could:

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  use a significant portion of our available cash;

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  issue equity securities, which would dilute the current percentage ownership of our stockholders;

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  incur substantial debt;

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  incur or assume contingent liabilities, known or unknown; and

  •
  incur amortization expenses related to intangibles.

Any such actions by us could harm our business, financial condition, results of operations or prospects and adversely affect the market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $72.1 million ($83.0 million if the underwriters exercise their over-allotment option in full).

On August 8, 2016, we borrowed approximately $60 million under our senior unsecured revolving credit facility, $45.5 million of which was borrowed in anticipation of funding our acquisition of the Midtown Atlanta Property as described above under "Summary—Recent Developments," with the balance to be used for general corporate purposes. We intend to use approximately $45.5 million of the net proceeds of this offering to repay the borrowings under our unsecured revolving credit facility in connection with the Midtown Atlanta Property acquisition and approximately $15 million to $20 million of the net proceeds of this offering to fund the redevelopment of 801 Marquette as described above under "Summary—Recent Developments."

This offering is not contingent upon the redevelopment of 801 Marquette.

We intend to use any proceeds of this offering that are not used to repay the amounts borrowed to fund the Midtown Atlanta Property acquisition or to fund the redevelopment of 801 Marquette to repay amounts outstanding under our senior unsecured revolving credit facility and/or for general corporate purposes, including funding future acquisitions and investments.

As of June 30, 2016, we had approximately $310.0 million outstanding under our senior unsecured revolving credit facility, and as of the date of this prospectus supplement, $370.0 million was outstanding under our senior unsecured revolving credit facility. Borrowings under the facility currently bear interest at a rate equal either to (i) a margin over LIBOR depending on the Company's credit rating (1.25% over LIBOR at June 30, 2016) or (ii) a margin over the base rate depending on the Company's credit rating (0.25% over the base rate at June 30, 2016). Based upon the Company's credit rating, as of the date of this prospectus the weighted average interest rate on the senior unsecured revolving credit facility was 1.75% per annum. Our senior unsecured revolving credit facility matures on October 29, 2018 (which maturity may be extended for an additional year at our option subject to certain conditions).

An affiliate of BMO Capital Markets Corp. is a lender and syndicate agent and affiliates of Capital One Securities, Inc., PNC Capital Markets LLC and TD Securities (USA) LLC are lenders under our senior unsecured revolving credit facility. As described above, we may use a portion of the net proceeds from this offering to repay the borrowings outstanding under our senior unsecured revolving credit facility. As a result, such affiliates will receive their proportionate share of any amount of the senior unsecured revolving credit facility that is repaid with the proceeds of this offering.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 180,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors may amend our articles of incorporation, without any vote or consent of our stockholders, to increase or decrease the aggregate number of shares of common stock or preferred stock or the number of shares of any class that we have authority to issue. In its sole discretion and without limitation, our board may also classify or reclassify any unissued shares of our capital stock, whether authorized now or in the future, by setting, altering or eliminating any feature of such shares from time to time before they are issued, including but not limited to the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of such shares and any limitations as to dividends and any restrictions on such shares.

Currently, no shares of our preferred stock are issued or outstanding. Our board of directors may authorize from time to time, without further action by our stockholders, the issuance of shares of preferred stock in one or more separately designated classes. Our board may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the shares of each class of our preferred stock.

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors. Holders of shares of our common stock have no conversion, sinking fund or preemptive rights to subscribe for any of our securities. Shares of our common stock have equal dividend, distribution, liquidation and other rights and have no preference or exchange rights.

Ownership Limits and Transfer Restrictions

To maintain our qualification as a REIT, among other things, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly (taking into account certain constructive ownership rules under the Internal Revenue Code of 1986, as amended, or the tax code), by five or fewer individuals. Our articles of incorporation provide that no person may beneficially or constructively own more than 9.8% of the number or value of our outstanding shares, unless exempted by our board in its sole and absolute discretion. Our articles of incorporation also provide that no person may transfer or acquire our shares to the extent that doing so would result in our outstanding shares being beneficially owned by fewer than 100 persons, and that no person may transfer, acquire or beneficially or constructively own shares to the extent that doing so would result in our violating the 50% ownership limitation described in the first sentence of this section or would otherwise result in our failing to qualify as a REIT.

Any person who acquires or transfers shares of our capital stock in violation of these ownership restrictions must immediately give us written notice or, in the event of an attempted or intended acquisition or transfer, provide us with at least 15 days' prior written notice and must provide us with any other information that we may request in order to determine the effect, if any, of the acquisition or transfer on our status as a REIT. Beneficial, constructive and record owners of shares of our capital stock must provide us with information about their ownership as may be required for us to comply with the applicable tax regulations or to determine the effect, if any, of such ownership on our status as a REIT.

Effect of Violation of Ownership Limits and Transfer Restrictions

Transfer to Charitable Trust

If any attempted acquisition or transfer of our capital stock or any other event would result in (a) any person beneficially or constructively owning more than 9.8% of the number or value of our outstanding shares or (b) more than 50% in value of our outstanding shares of stock being owned, directly or indirectly (taking into account certain constructive ownership rules under the tax code), by five or fewer individuals, as described above, or otherwise in our failing to qualify as a REIT, then the number of shares being transferred or acquired that would cause such person to violate these ownership restrictions will be transferred automatically by operation of law to a trust for the benefit of a qualified charitable beneficiary selected by us. The transfer to the trust will be effective as of the close of business on the business day prior to the date of the purported transfer or acquisition, and the proposed transferee or acquiree, including any purported beneficial or record holder, will acquire no rights to such shares.

In addition, if the transfer to the charitable trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void ab initio.

The trustee will be appointed by us and be unaffiliated with us and any purported transferee or owner. Prior to a sale of any of the shares by the trust, the trustee will receive, in trust for the charitable beneficiary designated by us, all dividends and other distribution rights and voting rights with respect to such shares and may also exercise all voting rights with respect to such shares.

The trustee of the trust must:

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  within 20 days of receiving notice from us of the transfer of shares to the trust use best efforts to sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors;

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  distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares (or, in the event other than a transfer or a transfer for no consideration, such as a gift, the market price of the shares on the date of the violative transfer) and the net sales proceeds received by the trust for the excess shares; and

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  in either case above, distribute any proceeds in excess of the amount distributable to the prohibited transferee or owner, as applicable, to the charitable organization selected by us as beneficiary of the trust.

Until the trustee has sold the shares held in trust, we have a purchase right to such shares at a price equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares (or, in the event the transfer to the prohibited transferee did not involve a purchase, the market price of the shares on the date of the violative transfer) or the market price of the shares on the date we accept the offer to purchase such shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee's sole discretion:

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  to rescind as void any vote cast by a purported transferee or owner, as applicable, prior to our discovery that our shares have been transferred to the trust; and

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  to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust.

Our Right to Redeem Shares

Under our articles of incorporation, we have the right to redeem any shares that are acquired or transferred, or are attempted to be acquired or transferred in violation of our ownership restrictions described above (except for shares transferred to a charitable trust, as described above), at a price equal to the lesser of (a) the market price of the class of shares on the date of the violation or attempted violation (or attempted gift or devise, as applicable) or (b) the market price per share of the class of our stock to which such shares relate on the date we provide notice of such redemption. We have the right to redeem these shares for a period of 90 days after the later of the date of the violation or attempted violation or, if we do not receive notice of such event, the date our board of directors determines in good faith that it has occurred.

Board Authority to Prevent Violations of Ownership Limits

If our board of directors or authorized committee of the board at any time determines in good faith that a person intends to acquire or own, has attempted to acquire or own, or may acquire or own shares of our capital stock in violation of the limits described above, it will take actions as it considers advisable to refuse to give effect to or to prevent the ownership or acquisition, including, but not limited to:

  •
  authorizing us to redeem the shares;

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  refusing to give effect to the ownership or acquisition on our books; or

  •
  instituting proceedings to enjoin the ownership or acquisition.

Voiding Transfers

If any attempted acquisition or transfer of our capital stock or any other event would result in our outstanding shares being owned by fewer than 100 persons, then the purported transfer or acquisition will be void ab initio and of no force and effect and the transferee or acquiree, including any purported beneficial or record holder, will acquire no rights in the shares.

The ownership limitations described above could discourage a change in control, takeover or other transactions in which holders of some, or a majority, of our shares of capital stock might receive a premium for their shares over then prevailing market price or which stockholders might believe to otherwise be in their best interests.

Classified Board

Our articles of incorporation and bylaws provide for our board of directors to be divided into three classes, each as nearly equal in number as possible. Each director is elected by our stockholders to serve a three-year term and until his successor is elected and qualified or until his earlier resignation, removal or death. A director may be removed only for cause based on a material breach of his duties or obligations to us, and then only by the affirmative vote of two-thirds of the votes entitled to be cast on the election of directors.

Voting Requirements

Our articles of incorporation provide that, notwithstanding any provision of law to the contrary, except as otherwise described in "Amendments" below, the affirmative vote of the holders of a majority of our capital stock issued and outstanding and entitled to vote shall be sufficient to approve any proposed amendment to our articles of incorporation. Our articles of incorporation also provide that, notwithstanding any provision of law to the contrary, the affirmative vote of the holders of a majority of our capital stock issued and outstanding and entitled to vote (and any additional vote of any outstanding preferred stock as may be required by the terms of such class of stock) shall be sufficient to approve any merger, consolidation, share exchange or asset transfer requiring stockholder approval.

Amendments

Our articles of incorporation provide that to amend or repeal any of the following provisions therein requires the affirmative vote of holders of not less than 80% of our capital stock outstanding and entitled to vote, in addition to any vote of holders of then outstanding preferred stock, if any:

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  classification of our board of directors, including the imposition of cumulative voting in the election of directors;

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  removal of directors;

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  limitation of liability and indemnification of officers and directors;

  •
  any term or provision that the amendment of which would cause us not to qualify as a REIT (unless our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT); and

  •
  the provisions regarding amendment.

The above is a summary and does not purport to be complete and is qualified by our articles of incorporation, which were filed as an exhibit to our Form 8-A, filed with the SEC on April 5, 2005, and our bylaws, the most recent amended and restated version of which were filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 15, 2013.

Provisions of our Articles of Incorporation, Bylaws and Maryland Law that may have Anti-Takeover Effects

Board of Directors. —  Our Articles of Incorporation and Bylaws provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. Directors are elected pursuant to a majority voting standard for the election of directors in uncontested elections and a plurality standard for the election of directors in contested elections.

Removal of Directors by Stockholders. —  Our Articles of Incorporation and Bylaws provide that members of our board of directors may only be removed for cause, and then only by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on the election of the directors.

Stockholder Nomination of Directors. —  Our Bylaws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the mailing date of the notice of the preceding year's annual meeting.

Directors' Liability

Our Articles of Incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Maryland law.

Transfer Agent and Registrar for Shares of Common Stock

American Stock Transfer & Trust Company is the transfer agent and registrar for shares of our common stock.

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

This discussion is a supplement to, and is intended to be read together with, the discussion contained under the heading "Material United States Federal Income Tax Considerations" in the accompanying prospectus, which is incorporated by reference in this prospectus supplement. This discussion is for general information only and is not tax advice.

Recent Legislation Modifying Several of the Rules Applicable to REITs

On December 18, 2015, President Obama signed into law the Consolidated Appropriations Act, 2016, an omnibus spending bill, with a division referred to as the Protecting Americans from Tax Hikes Act of 2015 (the "PATH Act"). The PATH Act modified a number of rules regarding the taxation of REITs and their stockholders, including, among others, the changes described below that may be material to us. The rules in the PATH Act were enacted with different effective dates, some of which are retroactive. Prospective investors are urged to consult their tax advisors regarding the implications of the PATH Act.

Reduction in Permissible Holdings of Taxable REIT Subsidiaries. —  For taxable years beginning after 2017, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

Hedging Provisions. —  For taxable years beginning after 2015, certain income from hedging transactions entered into to hedge existing hedging positions after any portion of the hedged indebtedness or property is disposed of will not be included in income for purposes of the 95% and 75% gross income tests.

Exceptions from FIRPTA for Certain Sales of REIT Stock and REIT Distributions. —  On or after December 18, 2015, a distribution by a publicly traded REIT attributable to gain from the sale of United States real property interest by the REIT is not treated under the Foreign Investment in Real Property Tax Act ("FIRPTA") as gain from the disposition of a United States real property interest for a non-U.S. stockholder who has not held more than 10% (increased from 5% under prior law) of the stock of such REIT during the one-year period ending on the date of such distribution. Similarly, on or after December 18, 2015, the disposition of stock of a publicly traded REIT by a non-U.S. stockholder who has not held more than 10% (increased from 5% under prior law) of the stock of such REIT during the applicable testing period is not treated under FIRPTA as a disposition of a United States real property interest.

Stock of a REIT held (directly or through one or more partnerships) by a "qualified shareholder" generally will not be considered to be a United States real property interest, and dividends received by such a shareholder from a REIT attributable to gain from the sale of United States real property interests by the REIT will not be treated as gain from the sale of a United States real property interest. However, if a person (other than a qualified shareholder) holds an interest (other than an interest solely as a creditor) in a qualified shareholder and owns, taking into account applicable constructive ownership rules, more than 10% of the stock of the REIT (an "applicable investor"), a proportionate share of the REIT stock held by the qualified shareholder will be treated as a United States real property interest and a proportionate share of any distributions received by the qualified shareholder from the REIT and attributable to gain from the sale of United States real property interest will be treated as gain from the sale of a United States real property interest by the qualified shareholder. For these purposes, a "qualified shareholder" includes a foreign person which (i) is in a treaty jurisdiction and satisfies certain publicly traded requirements, (ii) is a "qualified collective investment vehicle," and (iii) maintains records on the identity of certain 5% owners. A "qualified collective investment vehicle" is a foreign person that is (i) eligible for a reduced withholding rate with respect to ordinary REIT dividends pursuant to an applicable tax treaty, even if it holds more than 10% of the REIT's stock, (ii) a publicly traded partnership that is a withholding foreign partnership and would be a United States real property holding corporation if it were a United States corporation, or (iii) is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either fiscally transparent within the meaning of the Code or required to include dividends in its gross income but entitled to a deduction for distributions to its investors. Finally, capital gain dividends and non-dividend redemption and liquidating distributions to a qualified shareholder that are not allocable to an applicable investor will be treated as ordinary dividends. These changes apply to dispositions and distributions on or after December 18, 2015.

Determination of Domestically-Controlled REIT Status. —  In determining whether a REIT is domestically controlled for purposes of the exception to FIRPTA for dispositions of domestically-controlled REIT stock, the REIT may presume that holders of less than 5% of a class of stock regularly traded on an established securities market in the United States are U.S. persons throughout the testing period, except to the extent that the REIT has actual knowledge to the contrary. In addition, any stock in the REIT held by another REIT that is publicly traded will be treated as held by a non-U.S. person unless the other REIT is domestically controlled, in which case the stock will be treated as held by a U.S. person. Finally, any stock in a REIT held by another REIT that is not publicly traded will only be treated as held by a U.S. person to the extent that U.S. persons hold (or are treated as holding under the new rules) the other REIT's stock. These provisions were effective as of December 18, 2015.

FIRPTA Exception for Interests Held by Foreign Retirement or Pension Funds. —  "Qualified foreign pension funds" and entities that are wholly owned by a qualified foreign pension fund are exempted from FIRPTA and FIRPTA withholding. For these purposes, a "qualified foreign pension fund" is any trust, corporation, or other organization or arrangement if (i) it was created or organized under foreign law, (ii) it was established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) it does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) it is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) under the laws of the country in which it is established or operates, either contributions to such fund which would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such fund or taxed at a reduced rate, or taxation of any investment income of such fund is deferred or such income is taxed at a reduced rate. This provision is effective for dispositions and distributions occurring after December 18, 2015.

Increase in Rate of FIRPTA Withholding. —  For sales of United States real property interests occurring after February 16, 2016, the FIRPTA withholding rate for dispositions of United States real property interests and certain distributions increases from 10% to 15%.

Delayed Implementation Date For Withholding Taxes on Certain Foreign Accounts

On September 18, 2015, the Internal Revenue Service issued a Notice with respect to the legislation discussed in "Other Tax Considerations of Stockholders and Holders of Debt Securities—U.S. Federal Income Tax Withholding under FATCA" in the accompanying prospectus. This Notice extended the date on which FATCA withholding begins for gross proceeds from the sale of our stock and debt securities from January 1, 2017 to January 1, 2019. Prospective investors should consult their tax advisors regarding all aspects of this legislation.

UNDERWRITING (CONFLICTS OF INTEREST)

Robert W. Baird & Co. Incorporated and BMO Capital Markets Corp. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares

Robert W. Baird & Co. Incorporated	2,021,250
BMO Capital Markets Corp.	2,021,250
Stifel, Nicolaus & Company, Incorporated	1,408,750
Wunderlich Securities, Inc.	428,750
BTIG, LLC	61,250
Capital One Securities, Inc.	61,250
PNC Capital Markets LLC	61,250
TD Securities (USA) LLC	61,250

Total	6,125,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.2964 per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option

Public offering price	$12.35	$75,643,750	$86,990,313
Underwriting discount	$0.494	$3,025,750	$3,479,613
Proceeds, before expenses, to us	$11.856	$76,618,000	$83,510,700

The expenses of this offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 918,750 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for or exercisable for common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of Robert W. Baird & Co. Incorporated and BMO Capital Markets Corp. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock (except that our non-management directors, which collectively beneficially own approximately 3% of our outstanding common stock, may borrow from any margin account or loan pledged with our common stock or maintain, renew or increase any pledge in effect on the date of the lock-up agreement as security for a margin account or loan pursuant to the terms of such account or loan),

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

NYSE MKT Listing

The shares are listed on NYSE MKT under the symbol "FSP."

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on NYSE MKT, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

An affiliate of BMO Capital Markets Corp. is a lender and syndicate agent and affiliates of Capital One Securities, Inc., PNC Capital Markets LLC and TD Securities (USA) LLC are lenders under our senior unsecured revolving credit facility. As described above under "Use of Proceeds," we intend to use a portion of the net proceeds from this offering to repay borrowings outstanding under our senior unsecured revolving credit facility. As a result, such affiliates will receive their proportionate share of any amount of our senior unsecured revolving credit facility that is repaid with the net proceeds of this offering.

Stifel, Nicolaus & Company, Incorporated may pay an unaffiliated entity or its affiliate, who is also a lender under our senior unsecured revolving credit facility, a fee in connection with this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), no offer of shares which are the subject of this offering has been, or will be made to the public in that Relevant Member State, other than under the following exemptions under the Prospectus Directive:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Relevant Member State to whom any offer of shares is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and us that (1) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of this offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"), and accordingly the shares being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby, as well as certain legal matters relating to us, will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters related to the offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC Commission allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document that is incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement and the accompanying prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

  •
  our Current Reports on Form 8-K, filed with the SEC on February 9, 2016, May 17, 2016 and July 27, 2016;

  •
  the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2016 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2015; and

  •
  the description of our common stock contained in our registration statement on Form 8-A, filed on April 5, 2005, and all amendments and reports updating that description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement and the accompanying prospectus.

In addition, all documents and reports which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of this offering are incorporated by reference in this prospectus supplement as of the respective filing dates of such documents and reports.

You may read and copy the registration statement and any other documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov. Our reference to the SEC's Internet site is intended to be an inactive textual reference only. We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Franklin Street Properties Corp., 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880, Attention: Investor Relations.

PROSPECTUS

FRANKLIN STREET PROPERTIES CORP.

Debt Securities
Common Stock
Preferred Stock
Depositary Shares

        We may issue securities from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest. The shares of common stock, $0.0001 par value per share, of Franklin Street Properties Corp., or FSP Corp., covered by this prospectus may be offered and sold from time to time by FSP Corp. or certain selling stockholders of FSP Corp. in one or more offerings.

        We may offer and sell our securities, and any selling stockholder may offer and sell shares of our common stock, independently or together to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any shares of our securities, the applicable prospectus supplement will name them and describe their compensation. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholders.

        Our common stock is listed on the NYSE MKT under the symbol "FSP".

        The last sale price of our common stock on the NYSE MKT on January 9, 2015 was $12.55 per share.

        Investing in these securities involves certain risks. See "Risk Factors" included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2015

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the "SEC," utilizing a "shelf" registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings, and certain selling stockholders may from time to time sell shares of our common stock in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" beginning on page 2 of this prospectus.

        You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

        Unless the context otherwise indicates, references in this prospectus to "FSP Corp.," the "company," "we," "our" and "us" refer, collectively, to Franklin Street Properties Corp., a Maryland corporation, and its consolidated subsidiaries.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.franklinstreetproperties.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-32470) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 18, 2014, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2014 Annual Meeting of Stockholders;

  •
  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 filed with the SEC on April 29, 2014, July 29, 2014 and October 28, 2014, respectively;

  •
  Current Reports on Form 8-K filed with the SEC on May 16, 2014, May 29, 2014, July 25, 2014 and October 29, 2014; and

  •
  The description of our common stock contained in our Form 8-A, filed with the SEC on April 5, 2005.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Franklin Street Properties Corp.
401 Edgewater Place, Suite 200
Wakefield, MA 01880
(781) 557-1300
Attention: Investor Relations

 FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The forward-looking statements may contain information which is based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. You are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in the United States, disruptions in the debt markets, economic conditions in the markets in which we own properties, risks of a lessening of demand for the types of real estate owned by us, uncertainties relating to fiscal policy, changes in government regulations and regulatory uncertainty, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We may not update any of the forward-looking statements after the date this prospectus is filed to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

 FRANKLIN STREET PROPERTIES CORP.

        Our company, Franklin Street Properties Corp., or FSP Corp., is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Our common stock is traded on the NYSE MKT under the symbol "FSP". FSP Corp. is the successor to Franklin Street Partners Limited Partnership, or the FSP Partnership, which was originally formed as a Massachusetts general partnership in January 1997 as the successor to a Massachusetts general partnership that was formed in 1981. On January 1, 2002, the FSP Partnership converted into FSP Corp., which we refer to as the conversion. As a result of this conversion, the FSP Partnership ceased to exist and we succeeded to the business of the FSP Partnership. In the conversion, each unit of both general and limited partnership interests in the FSP Partnership was converted into one share of our common stock. As a result of the conversion, we hold, directly and indirectly, 100% of the interest in three former subsidiaries of the FSP Partnership: FSP Investments LLC, FSP Property Management LLC, and FSP Holdings LLC. We operate some of our business through these subsidiaries.

        We are a REIT that makes commerical real estate investments in U.S. office properties. We derive our revenue from real estate rental operations, leasing, secured financing of real estate and services provided for asset management, property management, property acquisitions, dispositions and development. Our current strategy is to invest in select urban infill and central business district properties, with primary emphasis on our top five markets of Atlanta, Dallas, Denver, Houston and Minneapolis. We believe that our top five markets have macro-economic drivers that have the potential to increase occupancies and rents. We will also monitor San Diego, Silicon Valley, Greater Boston, Raleigh-Durham, and Greater Washington, DC, as well as other markets, for opportunistic investments. We seek value-oriented investments with an eye towards long-term growth and appreciation, as well as current income.

        As of September 30, 2014, the company owned and operated a portfolio of real estate consisting of 39 properties, managed 11 real estate investment trusts that we previously organized and syndicated, which we refer to as Sponsored REITs, and held six promissory notes secured by mortgages on real estate owned by Sponsored REITs, including one mortgage loan, one construction loan and four revolving lines of credit. From time-to-time we may acquire real estate or invest in real estate by making secured loans on real estate or by acquiring our Sponsored REITs, although we have no legal or any other enforceable obligation to acquire or to offer to acquire any Sponsored REIT. We may also pursue on a selective basis the sale of our properties to take advantage of the value creation and demand for our properties, or for geographic or property specific reasons.

        Our principal executive offices are located at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880. The telephone number of our principal executive office is (781) 557-1300. Our website address is www.franklinstreetproperties.com.

        For additional information about FSP Corp. and our business, see "Where You Can Find More Information", below.

 CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
AND RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Nine Months Ended September 30, 2014	December 31, 2013	December 31, 2012	Fiscal Year Ended December 31, 2011	December 31, 2010	December 31, 2009
Consolidated ratios of earnings to fixed charges	1.52	1.91	2.50	2.66	4.00	5.71
Consolidated ratios of earnings to combined fixed charges and preferred stock dividends	1.52	1.91	2.50	2.66	4.00	5.71

        For purposes of calculating the ratios above and in accordance with Item 503(d) of Regulation S-K, earnings consist of net income from continuing operations plus provision for income taxes, (earnings) loss of equity investees, distributions of income from equity investees and fixed charges. Fixed charges include interest expense.

 USE OF PROCEEDS

        We anticipate that we will use the net proceeds from the sale of any securities offered under this prospectus by us for general corporate purposes, which may include the repayment of debt, the financing of potential acquisitions, the provision of lines of credit and other loans to our Sponsored REITs, the funding of capital improvements on our portfolio companies' properties, the funding of working capital and other purposes described in any prospectus supplement. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Unless otherwise set forth in a prospectus supplement, to the extent any shares of our common stock registered under this registration statement are for the account of selling stockholders, we will not receive any of the proceeds of the sale of such shares by such stockholders.

SELLING STOCKHOLDERS

        We may register shares of our common stock covered by this prospectus for re-offers and resales by any selling stockholders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of shares of our common stock by any selling stockholders by filing a prospectus supplement with the SEC. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. A selling stockholder may resell all, a portion or none of its shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of our common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. A prospectus supplement for any selling stockholders will name the selling stockholder, the amount of shares to be registered and sold and any other terms of the shares of our common stock being sold by such selling stockholder.

 DESCRIPTION OF DEBT SECURITIES

        We may offer debt securities which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. When we refer to "FSP Corp.," the "company," "we," "our" and "us" in this section, we mean Franklin Street Properties Corp. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

        We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

        None of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

        The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading "—Certain Terms of the Subordinated Debt Securities—Subordination." The debt securities will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries unless such subsidiaries expressly guarantee such debt securities.

        The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

        The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities of any series being offered, including the following terms:

  •
  the title and type of the debt securities;

  •
  whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture the terms on which they are subordinated;

  •
  the aggregate principal amount of the debt securities;

  •
  the price or prices at which we will sell the debt securities;

  •
  the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

  •
  the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

  •
  the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

  •
  the right, if any, to extend the interest payment periods and the duration of that extension;

  •
  the manner of paying principal and interest and the place or places where principal and interest will be payable;

  •
  provisions for a sinking fund, purchase fund or other analogous fund, if any;

  •
  any redemption dates, prices, obligations and restrictions on the debt securities;

  •
  the currency, currencies or currency units in which the debt securities will be denominated and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

  •
  any conversion or exchange features of the debt securities;

  •
  whether and upon what terms the debt securities may be defeased;

  •
  any events of default or covenants in addition to or in lieu of those set forth in the indenture;

  •
  whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

  •
  whether the debt securities will be guaranteed as to payment or performance;

  •
  any special tax implications of the debt securities; and

  •
  any other material terms of the debt securities.

        When we refer to "principal" in this section with reference to the debt securities, we are also referring to "premium, if any."

        We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further debt securities or (2) the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

        You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

        Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

        We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

        Covenants.    Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries' property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

        Consolidation, Merger and Sale of Assets.    Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:

  •
  the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

  •
  the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  certain other conditions are met.

        No Protection in the Event of a Change in Control.    Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

        Events of Default.    Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the following are events of default under the senior indenture for any series of senior debt securities:

  •
  failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

  •
  failure to pay principal on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise (and, if specified for such series, the continuance of such failure for a specified period);

  •
  default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

  •
  certain events of bankruptcy or insolvency, whether or not voluntary; and

  •
  any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

        The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

        If an event of default other than an event of default specified in the fourth bullet point above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest on such series of senior debt securities to be immediately due and payable, and upon this declaration, the same shall become immediately due and payable.

        If an event of default specified in the fourth bullet point above occurs and is continuing, the entire principal amount of and accrued interest on each series of senior debt securities then outstanding shall become immediately due and payable.

        Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

        Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

        The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

  •
  the holder gives the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

  •
  the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

  •
  the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  •
  during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

        These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of and interest on such senior debt security in accordance with the terms of such debt security, or to bring suit for the enforcement of any such payment in accordance with the terms of such debt security, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

        The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all covenants, agreements and conditions under the senior indenture.

        Satisfaction and Discharge.    We can satisfy and discharge our obligations to holders of any series of debt securities if:

  •
  we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture; or

  •
  all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit in trust a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

        Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us. Purchasers of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

        Defeasance.    Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of debt securities issued under the indentures.

        Legal Defeasance.    We can legally release ourselves from any payment or other obligations on the debt securities of any series (called "legal defeasance") if certain conditions are met, including the following:

  •
  We deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

  •
  There is a change in current U.S. federal income tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

  •
  We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

        If we accomplish legal defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall.

        Covenant Defeasance.    Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities (called "covenant defeasance"). In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following (among other things):

  •
  We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

  •
  We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

        If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, you may not be able to obtain payment of the shortfall.

        Modification and Waiver.    We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

  •
  to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

  •
  to evidence the succession of a corporation, limited liability company, partnership or trust to us, and the assumption by such successor of our covenants, agreements and obligations under the senior indenture or to otherwise comply with the covenant relating to mergers, consolidations and sales of assets;

  •
  to comply with requirements of the SEC in order to effect or maintain the qualification of the senior indenture under the Trust Indenture Act of 1939, as amended;

  •
  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

  •
  to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

  •
  to provide for or add guarantors with respect to the senior debt securities of any series;

  •
  to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

  •
  to evidence and provide for the acceptance of appointment under the senior indenture by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

  •
  to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

  •
  to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

  •
  to make any change that does not adversely affect the rights of any holder in any material respect.

        Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

  •
  extends the final maturity of any senior debt securities of such series;

  •
  reduces the principal amount of any senior debt securities of such series;

  •
  reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

  •
  reduces the amount payable upon the redemption of any senior debt securities of such series;

  •
  changes the currency of payment of principal of or interest on any senior debt securities of such series;

  •
  reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

  •
  waives an uncured default in the payment of principal of or interest on the senior debt securities (except in the case of a rescission of acceleration as described above);

  •
  changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

  •
  modifies any of the provisions of these restrictions on amendments and modifications, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

  •
  reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or modifies, amends or waives certain provisions of or defaults under the senior indenture.

        It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders' consent approves the substance thereof. After an amendment, supplement or waiver of the senior indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.

        No Personal Liability of Incorporators, Stockholders, Officers, Directors.    The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

        Concerning the Trustee.    The senior indenture provides that, except during the continuance of an event of default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The senior indenture and the provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

        We may have normal banking relationships with the senior trustee in the ordinary course of business.

        Unclaimed Funds.    All funds deposited with the trustee or any paying agent for the payment of principal, premium, interest or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the date upon which such principal, premium or interest became due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

        Governing Law.    The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

        Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

        Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

        Subordination.    The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of or interest on the subordinated debt securities (except for certain sinking fund payments). In addition, upon any payment or distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

        The term "senior indebtedness" of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

  •
  all of the indebtedness of that person for money borrowed;

  •
  all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

  •
  all of the lease obligations that are capitalized on the books of that person in accordance with generally accepted accounting principles;

  •
  all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

  •
  all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our Articles of Incorporation, our Bylaws and applicable provisions of Maryland corporate law. You should read our Articles of Incorporation and Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

        Our authorized capital stock consists of 200,000,000 shares of capital stock, consisting of 180,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. Our Articles of Incorporation authorize our board of directors to amend our Articles of Incorporation to increase or decrease the aggregate number of shares of capital stock or the number of shares of stock of any class without stockholder approval.

Common Stock

        Voting Rights.    Subject to the provisions of our Articles of Incorporation regarding the restrictions on transfer and ownership of shares of our common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to the provisions of our Articles of Incorporation regarding the restrictions on transfer and ownership of shares of our common stock and except as provided with respect to any class or classes of our preferred stock that may be issued in the future, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors.

        Pursuant to the Maryland General Corporation Law, or the MGCL, a corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or consolidate or engage in similar transactions outside the ordinary course of business unless such action is advised by the board of directors and approved by the affirmative vote of holders of at least two-thirds of the shares of stock entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's articles of incorporation. Our Articles of Incorporation provide that we may amend the Articles of Incorporation (with several exceptions), merge, sell all or substantially all of our assets, engage in a share exchange or consolidate or engage in similar transactions outside the ordinary course of business, with the approval of the holders of a majority of the shares of stock entitled to vote on the matter. However, the MGCL permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. We may use the merger or sale of subsidiaries to which we have transferred all or substantially all of our assets without the approval of the holders of our common stock to transfer all or substantially all of our assets without the approval of the holders of our common stock.

        Our Articles of Incorporation provide that in addition to any vote of the holders required by the terms of any then outstanding shares of preferred stock, the affirmative vote of at least 80% of the shares of our capital stock entitled to vote shall be required to:

  •
  add, amend or repeal any term or provision of our Articles of Incorporation in any respect that would, in the determination of our board of directors, cause us not to qualify as a REIT under the Internal Revenue Code of 1986, as amended, unless our board of directors has determined that such qualification is no longer in our best interests;

  •
  amend or repeal, or adopt any provision inconsistent with, the provisions of our Articles of Incorporation: establishing our classified board of directors; establishing the standards and procedures for the removal of a director; eliminating the personal liability of a director or officer to us or our stockholders for monetary damages; requiring us to indemnify our directors, officers, employees, agents and other persons acting on behalf of or at the request of us to the fullest extent permitted from time to time by Maryland law; or establishing this super-majority voting requirement; and

  •
  adding to our Articles of Incorporation any provision imposing cumulative voting in the election of directors.

        Dividends, Liquidation and Other Rights.    Subject to the preferential rights of any other class or series of our stock and to the provisions of our Articles of Incorporation regarding the restrictions on ownership and transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by us out of assets legally available therefor. Such holders are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves or other adequate provision for all debts and liabilities of our company and any stock with preferential rights related thereto. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.

        Holders of shares of common stock have no preference, conversion, exchange or sinking fund rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights. Subject to the provisions of our Articles of Incorporation regarding the restrictions on ownership and transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.

        Power to Reclassify Our Unissued Shares of Stock.    Our board of directors is authorized by our Articles of Incorporation to classify and reclassify any of our unissued shares of capital stock by, among other alternatives, setting, altering or eliminating in any one or more respects, from time to time before the issuance of such shares, any feature of such shares, including but not limited to the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on such shares, without the approval of the holders of our common stock. As a result, our board of directors could authorize, without further action by the holders of our common stock, the issuance of shares of preferred stock that have priority over the shares of our common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest.

        Transfer Agent.    The registrar and transfer agent for shares of our common stock is American Stock Transfer and Trust Company.

Preferred Stock

        Currently, no shares of our preferred stock are issued or outstanding. Our board of directors may authorize from time to time, without further action by our stockholders, the issuance of shares of preferred stock in one or more separately designated classes. Our board of directors may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the shares of each class of our preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval. The specific terms of any class of preferred stock offered pursuant to this prospectus will be described in the prospectus supplement relating to that class of preferred stock.

        A class of our preferred stock could, depending on the terms of such class, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

        The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular class of preferred stock. You should read the prospectus supplement relating to the particular class of preferred stock being offered for specific terms, including:

  •
  the designation and stated value per share of the preferred stock and the number of shares offered;

  •
  the amount of liquidation preference per share;

  •
  the price at which the preferred stock will be issued;

  •
  the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

  •
  any redemption or sinking fund provisions;

  •
  if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

  •
  any conversion provisions;

  •
  whether we have elected to offer depositary shares as described under "Description of Depositary Shares;" and

  •
  any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

        The preferred stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the prospectus supplement, each class of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other class of preferred stock. The rights of holders of shares of each class of preferred stock will be subordinate to those of our general creditors.

        As described under "Description of Depositary Shares," we may, at our option, with respect to any class of preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the class of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular class of preferred stock.

        Rank.    Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs, rank:

  •
  senior to our common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs;

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  on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and

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  junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

        The term "equity securities" does not include convertible debt securities.

        Dividends.    Holders of the preferred stock of each class will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different classes of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

        Dividends on any class of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any class of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that class are declared payable on any future dividend payment dates. Dividends on any class of cumulative preferred stock will accrue from the date we initially issue shares of such class or such other date specified in the applicable prospectus supplement.

        No dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless full dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.

        No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

        Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each class of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

        Upon any such liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or assets will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

        Redemption.    If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

        The prospectus supplement relating to a class of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any class is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, we will not redeem any preferred stock of a class unless:

  •
  if that class of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for all past dividend periods and the then current dividend period; or

  •
  if such class of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period.

        In addition, we will not acquire any preferred stock of a class unless:

  •
  if that class of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such class of preferred stock for all past dividend periods and the then current dividend period; or

  •
  if that class of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such sclass for the then current dividend period.

        However, at any time we may purchase or acquire preferred stock of that class (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such class or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such class as to dividends and upon liquidation.

        If fewer than all of the outstanding shares of preferred stock of any class are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.

        Unless otherwise specified in the prospectus supplement, we will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:

  •
  the redemption date;

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  the number of shares and class of preferred stock to be redeemed;

  •
  the redemption price;

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  the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

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  that dividends on the shares to be redeemed will cease to accrue on such redemption date;

  •
  the date on which the holder's conversion rights, if any, as to such shares shall terminate; and

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  the specific number of shares to be redeemed from each such holder if fewer than all the shares of any class are to be redeemed.

        If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

        Voting Rights.    Holders of preferred stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

        Unless otherwise provided for under the terms of any class of preferred stock, no consent or vote of the holders of shares of preferred stock or any class thereof shall be required for any amendment to our Articles of Incorporation that would increase the number of authorized shares of preferred stock or the number of authorized shares of any class thereof or decrease the number of authorized shares of preferred stock or the number of authorized shares of any class thereof (but not below the number of authorized shares of preferred stock or such class, as the case may be, then outstanding).

        Conversion Rights.    The terms and conditions, if any, upon which any class of preferred stock is convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

        Transfer Agent and Registrar.    The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Restrictions on Ownership

        To maintain our qualification as a REIT, among other things, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly (taking into account certain constructive ownership rules under the Internal Revenue Code of 1986, as amended, or the tax code), by five or fewer individuals. Our Articles of Incorporation provide that no person may beneficially or constructively own more than 9.8% of the number or value of our outstanding shares, unless exempted by our Board in its sole and absolute discretion. Our Articles of Incorporation also provide that no person may transfer or acquire our shares to the extent that doing so would result in our outstanding shares being beneficially owned by fewer than 100 persons, and that no person may transfer, acquire or beneficially or constructively own shares to the extent that doing so would result in our violating the 50% ownership limitation described in the first sentence of this paragraph or would otherwise result in our failing to qualify as a REIT.

        Our Articles of Incorporation also provide that on an annual basis we will use our best efforts to redeem any shares of our common stock from holders who desire to sell them. The purchase price paid by us will be 90% of the fair market value of the shares purchased, as determined by our Board of Directors in its sole and absolute discretion after consultation with an adviser selected by our Board. We have no obligation to redeem shares of our common stock during any period that our common stock is listed for trading on a national securities exchange.

Provisions of our Articles of Incorporation, Bylaws and Maryland Law that may have Anti-Takeover Effects

        Board of Directors.    Our Articles of Incorporation and Bylaws provide that our board of directors may establish the number of directors as long as the number is not fewer than the minimum required under the MGCL. Our Articles of Incorporation and Bylaws provide for a board of directors divided as nearly equally as possible into three classes. Each director is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election and shall hold office until his successor is elected and qualifies. Except as may be provided by our board of directors in setting the terms of any class of preferred stock, any vacancy on our board of directors occurring for any reason, other than an increase in the number of directors, may be filled only by a vote a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any vacancy on our board of directors created by an increase in the number of directors may be filled only by a vote a majority of our board of directors. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

        Removal of Directors by Stockholders.    Our Articles of Incorporation and Bylaws provide that members of our board of directors may only be removed for cause, and then only by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on the election of the directors. This provision, when coupled with the provision in our Bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

        Stockholder Nomination of Directors.    Our Bylaws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the mailing date of the notice of the preceding year's annual meeting.

        Business Combinations.    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

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  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's voting stock; or

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  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board of directors.

        After the five-year prohibition, any business combination between the company and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of corporation; and

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  two-thirds of the votes entitled to be cast by holders of shares of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if, among other conditions, the corporation's common stockholders receive a minimum price (as described under the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder.

        Control Share Acquisitions.    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Votes entitled to be cast on the matter exclude votes of shares of stock in the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election or directors: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the corporation; or (3) an employee of the corporation who is also a director of the corporation.

        "Control shares" are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following rages of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a- majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at the stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute all shares of our capital stock to the fullest extent permitted by Maryland law. We can provide no assurance that our board of directors will not amend or eliminate such provision at any time in the future. Our board of directors has the power to determine that the amendment or elimination of such provision applies to a control share acquisition that occurred prior or subsequent to such amendment or elimination.

        Subtitle 8.    Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its articles of incorporation or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the articles of incorporation or bylaws, to any or all of the following five provisions:

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  a classified board;

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  a two-thirds stockholder vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

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  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

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  a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

        To date, we have not made any of the elections described above, although, independent of these elections, our Articles of Incorporation and Bylaws contain provisions that the board of directors is divided into three classes, that special meetings of stockholders are only required to be held upon the request of a majority of the stockholders, that the board has the exclusive power to fix the number of directors, that directors may be removed only for cause and by the vote of two-third of the votes entitled to be cast and that, generally, vacancies may be filled only by our board of directors.

        Amendment of Our Bylaws.    Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Directors' Liability

        Our Articles of Incorporation contain a provision eliminating the personal liability of a director or officer to us or our stockholders for monetary damages to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted. The MGCL currently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that a judgment or other final adjudication is entered adverse to the director or officer in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (ii) to the extent it is proved that the director or officer actually received an improper benefit or profit in money, property or services.

        Our Articles of Incorporation require us to indemnify our directors, officers, employees, agents and other persons acting on behalf of or at the request of us to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director of officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

DESCRIPTION OF DEPOSITARY SHARES

General

        We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular class of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

        The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

        The summary of terms of the depositary shares contained in this prospectus is not a complete description of the terms of the depository shares. You should refer to the form of the deposit agreement and our Articles of Incorporation that are, or will be, filed with the SEC.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

        If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

        If a class of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable class of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

        Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

        Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

        After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

  •
  all outstanding depositary shares have been redeemed; or

  •
  there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

        The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

        Neither we nor the depositary will be liable if either we or it is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

 FORMS OF SECURITIES

        Each debt security and depositary share will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or depositary shares represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

        We may issue the debt securities or depositary shares in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

        If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

        Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

        So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture or deposit agreement. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or deposit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or deposit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or deposit agreement, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to depositary shares, represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of us, or any trustee or other agent of ours, or any agent of any trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in "street name," and will be the responsibility of those participants.

        If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

 PLAN OF DISTRIBUTION

        We and any selling securityholders may sell securities:

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  through underwriters;

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  through dealers;

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  through agents;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        We or any selling securityholder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we or any selling securityholder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

        The distribution of the securities may be effected from time to time in one or more transactions:

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  at a fixed price, or prices, which may be changed from time to time;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

        The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

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  the name of the agent or any underwriters;

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  the public offering or purchase price and the proceeds we will receive from the sale of the securities;

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  any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

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  all other items constituting underwriting compensation;

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  any discounts and commissions to be allowed or re-allowed or paid to dealers; and

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  any exchanges on which the securities will be listed.

        If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we, and, if applicable, any selling securityholder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

        If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

        If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

        Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us and by any selling securityholder to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us or any selling securityholder in the ordinary course of business.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

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  the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

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  if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

        Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us and/or any selling securityholder or one or more of our respective affiliates in the ordinary course of business.

        In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

        Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

        The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of the material United States federal income tax considerations associated with the ownership and disposition of our stock and debt securities. The following summary is not exhaustive of all possible tax considerations. Moreover, the summary contained herein does not address all aspects of taxation that may be relevant to particular stockholders and holders of our debt securities in light of their personal tax circumstances, or to certain types of stockholders and holders of debt securities subject to special treatment under federal income tax laws, including insurance companies, tax-exempt organizations (except to the extent discussed below under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Tax-Exempt U.S. Holders"), financial institutions, broker-dealers, and foreign corporations and persons who are not subject to United States taxation on their worldwide income (except to the extent discussed below under the headings "Taxation of Non-U.S. Stockholders" and "Taxation of Non-U.S. Holders").

        We have elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, which we refer to as the tax code. Generally, a company that meets the eligibility requirements for treatment as a real estate investment trust and that elects to be so treated is not subject to federal income tax on the income it distributes to its stockholders. We believe that we have been organized and have operated in a manner so as to meet these eligibility requirements; however, there can be no assurance that we have qualified or will remain qualified as a REIT. Our counsel, Wilmer Cutler Pickering Hale and Dorr LLP, has rendered its opinion, based upon various assumptions specified therein and upon our representations as to, among other things, our organization, ownership and operations that we qualified to be taxed as a real estate investment trust for each taxable year beginning with our taxable year ending December 31, 2002 and that our organization, ownership and proposed method of operation, will enable us to continue to qualify as a real estate investment trust. Qualification as a REIT, however, depends upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements (discussed in greater detail below) relating to, among other things, the sources of our income, the nature of our assets, the level of our distributions and the diversity of our share ownership. Wilmer Cutler Pickering Hale and Dorr LLP has not reviewed and will not review these results on an independent or ongoing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, there can be no assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the tax code for any particular taxable year.

        The statements in this summary are, and the opinion of Wilmer Cutler Pickering Hale and Dorr LLP is, based on the provisions of the tax code, applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings all as in effect on the date rendered. Neither the statements below nor the opinion is binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter the statements and conclusions set forth herein, possibly adversely.

EACH STOCKHOLDER, HOLDER OF DEPOSITARY SHARES AND HOLDER OF DEBT SECURITIES IS URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO THE STOCKHOLDER, HOLDER OF DEPOSITARY SHARES AND HOLDER OF DEBT SECURITIES OF THE OWNERSHIP AND DISPOSITION OF STOCK, DEPOSITARY SHARES OR DEBT SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES, AS WELL AS POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

Tax Consequences of REIT Election

        Introduction.    We have elected under Section 856 of the tax code to be taxed as a REIT. Subject to the risks described above, we intend to continue to be taxed as a REIT.

Taxation of FSP Corp.

        General.    If we continue to qualify as a REIT, we generally will not be subject to federal corporate income taxes on our net income to the extent that the income is currently distributed to our stockholders. The benefit of this tax treatment is that it substantially eliminates the "double taxation" resulting from the taxation at both the corporate and stockholder levels that generally results from owning stock in a corporation. Accordingly, our income generally will be subject to taxation solely at the stockholder level upon a distribution by us. We will, however, be required to pay certain federal income taxes, including in the following circumstances:

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  We will be subject to federal income tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which such income is earned.

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  We will be subject to the "alternative minimum tax" with respect to our undistributed alternative minimum taxable income.

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  We will be subject to a 100% tax on net income from certain sales or other dispositions of property that we hold primarily for sale to customers in the ordinary course of business, also known as "prohibited transactions."

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, both described below, but nevertheless qualify as a real estate investment trust, we will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (ii) a fraction intended to reflect our profitability.

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  If we fail to satisfy the asset tests (other than certain de minimis failures), described below, then we must dispose of the non-qualifying assets and we will be subject to a tax equal to the greater of $50,000 and the highest corporate tax rate multiplied by the income generated by the non-qualifying assets for the period beginning with the first date of the failure and ending on the date that we disposed of the assets.

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  If we fail to distribute during the calendar year at least the sum of (i) 85% of our real estate investment trust ordinary income for such year, (ii) 95% of our real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount actually distributed to our stockholders.

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  We may elect to retain and pay income tax on some or all of our long-term capital gain, as described below.

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  We may be subject to a 100% excise tax on transactions with any of our taxable REIT subsidiaries that are not conducted on an arm's-length basis.

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  If we fail to satisfy one or more of certain other requirements for real estate investment trust qualification for reasonable cause and not due to willful neglect, then in order to avoid disqualification as a real estate investment trust, we would be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification as a Real Estate Investment Trust

        Introduction.    In order to qualify as a real estate investment trust for federal income tax purposes, a REIT must elect (or have elected, and have not revoked its election) to be treated as a REIT and must satisfy certain statutory tests relating to, among other things, (i) the sources of its income, (ii) the nature of its assets, (iii) the amount of its distributions, and (iv) the ownership of its stock. We have elected to be treated as a REIT and have endeavored, and we will continue to endeavor, to satisfy the tests for REIT qualification.

        A real estate investment trust may own a "qualified REIT subsidiary." A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by a real estate investment trust, and for which no election has been made to treat it as a "taxable REIT subsidiary" (as discussed below). A corporation that is a qualified REIT subsidiary is not treated as a corporation separate from its parent REIT for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction and credit of the parent REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit. Similar treatment will apply with respect to any other entities owned by us that are disregarded as separate entities for federal income tax purposes.

        In the event that we are or become a partner in a partnership, for purposes of determining our qualification as a REIT under the tax code, we will be deemed to own a proportionate share (based upon our share of the capital of the partnership) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and income of the partnership so attributed to us will retain their same character as in the hands of the partnership.

        A real estate investment trust may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income, as described below, if earned directly by the parent real estate investment trust and may own assets that would not be qualifying assets, as described below, if owned directly by a REIT. Both the subsidiary and the parent real estate investment trust must jointly elect to treat the subsidiary as a taxable REIT subsidiary. Overall, not more than 25% (20% for taxable years beginning on or before July 30, 2008) of the value of a REIT's assets may consist of securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary will pay tax at regular corporate rates on any income that it earns. There is a 100% excise tax imposed on a portion of any income generated from certain transactions or arrangements involving a taxable REIT subsidiary and its parent real estate investment trust that are not conducted on an arm's-length basis. An election has been made to treat FSP Investments LLC and FSP Protective TRS Corp., both wholly owned subsidiaries of ours, as taxable REIT subsidiaries. Such subsidiaries pay corporate income tax on their respective amounts of taxable income and their after-tax net income will be available for distribution to us, generally as a dividend.

        Income Tests—General.    We must satisfy annually two tests regarding the sources of our gross income in order to maintain our real estate investment trust status. First, at least 75% of our gross income, excluding gross income from certain "dealer" sales and certain foreign currency exchange gains, for each taxable year generally must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income, also known as the "75% gross income test." Qualifying income for purposes of the 75% gross income test generally includes:

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  "rents from real property" (as described below);

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  interest from debt secured by mortgages on real property or on interests in real property;

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  dividends or other distributions on, and gain from the sale of, shares in other real estate investment trusts;

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  gain from the sale or other disposition of real property or mortgages on real property;

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  amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received as consideration for entering into agreements to make loans secured by mortgages on real property or on interests in real property or agreements to purchase or lease real property; and

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  certain investment income attributable to temporary investment of capital that we raise.

        Second, at least 95% of our gross income, excluding gross income from certain "dealer" sales and certain foreign currency exchange gains, for each taxable year generally must consist of income that is qualifying income for purposes of the 75% gross income test, as well as dividends, other types of interest, and gain from the sale or disposition of stock or securities, also known as the "95% gross income test."

        Income Tests—Rents from Real Property.    Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property" if the following conditions are satisfied:

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  First, the rent must not be based, in whole or in part, on the income or profits of any person. An amount will not fail to qualify as rent from real property solely by reason of its being based on a fixed percentage (or percentages) of sales or receipts.

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  Second, neither we nor any direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% (by vote or value) or more of the tenant from which we collect the rent.

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  Third, any rent received under a lease that is attributable to personal property will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with the real property constitutes no more than 15% of the total rent received under the lease.

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  Finally, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue or through a taxable REIT subsidiary. We may provide services directly, however, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered "primarily for the occupant's convenience." In addition, we may render, other than through an independent contractor or taxable REIT subsidiary, a de minimis amount of "non-customary" services to the tenants of a property as long as our income from such services does not exceed 1% of our gross income from the property.

        Although no assurances can be given that either of the gross income tests have been or will be satisfied in any given year, we believe that our operations have allowed and will allow us to meet both the 75% gross income test and the 95% gross income test. Such belief as to future years is premised in large part on our expectation that substantially all of the amounts that we receive with respect to our properties will qualify as "rents from real property." There are a variety of circumstances, as described above, however, in which rent received from a tenant will not be treated as rents from real property.

        Income Tests—Failure to Satisfy Gross Income Tests.    If we fail to satisfy either or both of the 75% or 95% gross income tests for a taxable year, we could nevertheless qualify as a real estate investment trust for that year if we are eligible for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

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  Following our identification of the failure to meet the gross income test for the taxable year, a description of each item of our gross income included in the 75% and 95% gross income tests is set forth in a schedule for such taxable year filed in accordance with regulations to be prescribed by the Treasury Secretary; and

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  Our failure to meet the gross income test was due to reasonable cause and not due to willful neglect.

        It is not possible to state whether we would be entitled to the benefit of the above relief provisions in a particular circumstance that might arise in the future. Furthermore, as discussed above under "Taxation of FSP Corp.—General," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction that reflects our profitability.

        Asset Tests.    We also must satisfy the following four tests relating to the nature of our assets at the close of each quarter of our taxable year.

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  First, at least 75% of the value of our total assets must consist of cash or cash items (including receivables), government securities, "real estate assets," or qualifying temporary investments, also known as the "75% asset test";

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  Second, no more than 25% of the value of our total assets may be represented by securities other than those that are qualifying assets for purposes of the 75% asset test, also known as the "25% asset test";

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  Third, of the investments included in the 25% asset test, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets, and we may not own 10% or more of the total combined voting power or 10% or more of the total value of the securities of any issuer, unless we and such issuer make an election to treat the issuer as a taxable REIT subsidiary or the issuer is a "disregarded entity" or partnership for federal income tax purposes or is itself a REIT (the "securities asset test"); and

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  Fourth, while we may own up to 100% of the stock of a corporation that elects to be treated as a taxable REIT subsidiary for federal income tax purposes, the total value of our stock ownership in one or more taxable REIT subsidiaries may not exceed 25% (20% for taxable years beginning on or before July 30, 2008) of the value of our gross assets.

        We intend to operate so that we will not acquire any assets that would cause us to violate any of the asset tests. If, however, we should fail to satisfy any of the asset tests at the end of a calendar quarter, we would not lose our real estate investment trust status if (1) we satisfied the asset tests at the close of the preceding calendar quarter, and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we could still avoid disqualification as a real estate investment trust by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

        We may also be able to avoid disqualification as a real estate investment trust as a result of a failure of the asset tests if:

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  Such failure is a failure to meet the securities asset test and is due to the ownership of securities the total value of which does not exceed the lesser of $10 million and 1% of the total value of our assets at the end of the quarter, which is referred to as the de minimis threshold, and we dispose of the securities in order to satisfy the securities asset test within six months after the last day of the quarter in which we identified the failure or such other time period prescribed by the Treasury Secretary and in the manner prescribed by the Treasury Secretary; or

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  In the case of any other failure, (1) we prepare a schedule that sets forth each asset that causes us to fail the asset test and file such schedule in accordance with regulations to be prescribed by the Treasury Secretary, (2) the failure to satisfy the asset test is due to reasonable cause and is not due to willful neglect, (3) we dispose of the assets set forth on the schedule within six months after the last day of the quarter in which we identified the failure or such other time period prescribed by the Treasury Secretary and in the manner prescribed by the Treasury Secretary and (4) we pay a tax equal to the greater of $50,000 or an amount equal to the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset for the period beginning on the first date of the failure and ending on the date that we disposed of the asset.

        Distribution Requirements.    Each taxable year, we must distribute dividends to our stockholders in an amount at least equal to:

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  Ninety percent (90%) of our "real estate investment trust taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss; minus

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  Certain items of noncash income.

        We must make such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular distribution date after such declaration. Further, if we fail to meet the 90% distribution requirement as a result of an adjustment to our tax returns, we may, if the deficiency is not due to fraud with intent to evade tax or a willful failure to file a timely tax return, and if certain other conditions are met, retroactively cure the failure by paying a deficiency dividend (plus interest to the IRS) to our stockholders.

        We will be subject to federal income tax on our taxable income, including net capital gain that we do not distribute to our stockholders. Furthermore, if we fail to distribute during a calendar year, or, in the case of distributions with declaration and record dates falling within the last three months of the calendar year, by the end of the January following such calendar year, at least the sum of:

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  Eighty-five percent (85%) of our real estate investment trust ordinary income for such year;

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  Ninety-five percent (95%) of our real estate investment trust capital gain net income for such year; and

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  Any of our undistributed taxable income from prior periods,

we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amount actually distributed. If we elect to retain and pay income tax on the net capital gain that we receive in a taxable year, we will be deemed to have distributed any such amount for the purposes of the 4% excise tax described in the preceding sentence.

        We intend to make distributions to holders of our stock in a manner that will allow us to satisfy the distribution requirements described above. It is possible that, from time to time, our pre-distribution taxable income may exceed our cash flow and that we may have difficulty satisfying the distribution requirements. We intend to monitor closely the relationship between our pre-distribution taxable income and our cash flow and intend to borrow funds or liquidate assets in order to overcome any cash flow shortfalls if necessary to satisfy the distribution requirements imposed by the tax code. It is possible, although unlikely, that we may decide to terminate our real estate investment trust status as a result of any such cash shortfall. Such a termination would have adverse tax consequences to our stockholders. See "Taxation of FSP Corp.—General."

        Recordkeeping Requirements.    We must maintain records of information specified in applicable Treasury Regulations in order to maintain our qualification as a real estate investment trust. In addition, in order to avoid monetary penalties, we must request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these recordkeeping requirements.

        Ownership Requirements.    For us to qualify as a real estate investment trust, shares of our stock must be held by a minimum of 100 persons for at least 335 days in each taxable year. Further, at no time during the second half of any taxable year may more than 50% of our shares be owned, actually or constructively, by five or fewer "individuals" (which term is defined for this purpose to include certain tax-exempt entities including pension trusts). Our stock will be held by 100 or more persons. We intend to continue to comply with these ownership requirements. Also, our charter contains ownership and transfer restrictions designed to prevent violation of these requirements.

        Failure to Qualify.    If we fail to satisfy any of the above requirements (other than the income and asset tests) for a taxable year and no relief provisions in effect for such years applied, then we could nevertheless qualify as a real estate investment trust if:

  •
  Such failures are due to reasonable cause and not due to willful neglect, and

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  We pay (in the manner prescribed by the Treasury Secretary in regulations) a penalty of $50,000 for each such failure.

        It is not possible to state whether we would be entitled to the benefit of the relief provisions in a particular circumstance. If such relief is not available, we would fail to qualify as a real estate investment trust.

        If we do fail to qualify as a real estate investment trust in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we did not qualify as a real estate investment trust, we would not be able to deduct amounts paid out to our stockholders. We would not be required to distribute any amounts to our stockholders in such taxable year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be characterized as dividends and would be taxable as ordinary income. Non-corporate stockholders, however, could qualify for a lower maximum tax rate on such dividends in most circumstances. Moreover, subject to certain limitations under the tax code, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we would be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which we ceased to qualify as a real estate investment trust. We cannot predict whether we would qualify for such statutory relief in a particular circumstance that might arise in the future.

Taxation of Taxable U.S. Stockholders

        For purposes of this discussion, the term "U.S. stockholder" means a stockholder of common or preferred shares that, for United States federal income tax purposes, is a "U.S. person." The term "U.S. person," as used herein, means a beneficial owner of our securities that, for United States federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a corporation created or organized under the laws of U.S., any State thereof or the District of Columbia;

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  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

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  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in the partnership as a U.S. person or otherwise will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our securities, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

        A U.S. stockholder is a "taxable U.S. stockholder" if the stockholder is subject to U.S. federal income tax. For any taxable year in which we qualify as a real estate investment trust, amounts distributed to taxable U.S. stockholders will be taxed as follows.

        Distributions Generally.    Distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as a capital gain dividend) will be taken into account by such stockholder as ordinary income and will not, in the case of a corporate taxable U.S. stockholder, be eligible for the dividends-received deduction. In addition, such dividends will not qualify for the lower maximum tax rate currently applicable to dividends received by non-corporate taxpayers except to the extent that they were attributable to qualified dividend income we received from other corporations during the taxable year or to certain income previously taxed to us. To the extent that we make a distribution with respect to our stock that is in excess of our current or accumulated earnings and profits, the distribution will be treated by a taxable U.S. stockholder first as a tax-free return of capital, reducing the taxable U.S. stockholder's tax basis in our stock, and any portion of the distribution in excess of the stockholder's tax basis in our stock will then be treated as gain from the sale of such stock. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions attributable to priority rights of shares of preferred stock before being allocated to other distributions. Dividends that we declare in October, November, or December of any year payable to a taxable U.S. stockholder of record on a specified date in any such month shall be treated as both paid by us and received by stockholders on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Taxable U.S. stockholders may not include on their federal income tax returns any of our tax losses.

        Capital Gain Dividends.    Dividends to taxable U.S. stockholders that properly are designated by us as capital gain dividends will be treated by such stockholders as long-term capital gain, to the extent that such dividends do not exceed our actual net capital gain, without regard to the period for which the taxable U.S. stockholders have held our stock. If we properly designate any portion of a dividend as a capital gain dividend, except as otherwise provided by law, we intend to allocate such capital gain dividends in accordance with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. Taxable U.S. stockholders that are corporations may be required, however, to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends, like regular dividends from a real estate investment trust, are not eligible for the dividends-received deduction for corporations.

        For taxable U.S. stockholders who are taxable at the rates applicable to individuals, we will classify portions of any capital gain dividend as either (1) a "regular" capital gain dividend taxable to the taxable U.S. stockholder at a maximum rate generally lower than that applicable to ordinary income or (2) an "unrecaptured Section 1250 gain" dividend taxable to the taxable U.S. stockholder at a maximum rate that is between the rate applicable to "regular" capital gain and the rate applicable to ordinary income.

        Retained Capital Gains.    We may elect to retain, rather than distribute, our net long-term capital gain received during the tax year. If we so elect, we will be required to pay tax on the retained amounts. To the extent designated in a notice to the taxable U.S. stockholders, the taxable U.S. stockholders will be required to include their proportionate shares of the undistributed net long-term capital gain so designated in their income for the tax year, but will be permitted a credit or refund, as the case may be, for their respective shares of any tax paid on such gains by us. In addition, each taxable U.S. stockholder will be entitled to increase the tax basis in his or her shares of our stock by an amount equal to the amount of net long-term capital gain the taxable U.S. stockholder was required to include in income, reduced by the amount of any tax paid by us for which the taxable U.S. stockholder was entitled to receive a credit or refund.

        Passive Activity Loss and Investment Interest Limitations.    Distributions, including deemed distributions of undistributed net long-term capital gain, from us and gain from the disposition of our stock will not be treated as passive activity income, and therefore taxable U.S. stockholders will not be able to apply any passive activity losses against such income. Distributions from us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of the investment income limitation on deductibility of investment interest. However, dividends attributable to income that was subject to tax at our level as well as net capital gain from the disposition of our stock or capital gain dividends, including deemed distributions of undistributed net long-term capital gains, generally will be excluded from investment income.

        Sale of FSP Stock.    Upon the sale of our stock, a taxable U.S. stockholder generally will recognize gain or loss equal to the difference between the amount realized on such sale and the holder's tax basis in the stock sold. To the extent that our stock is held as a capital asset by the taxable U.S. stockholder, the gain or loss will be a long-term capital gain or loss if the stock has been held for more than a year, and will be a short-term capital gain or loss if the stock has been held for a shorter period. In general, however, any loss upon a sale of our stock by a taxable U.S. stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent that distributions from us were required to be treated as long-term capital gain by that holder.

        Redemption of Preferred Stock.    Preferred stock may be redeemable under certain circumstances described in the applicable prospectus supplement. Any redemption of preferred stock for cash will, to the extent of our current and accumulated earnings and profits, be treated as a distribution taxable as a dividend at ordinary income tax rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the tax code, in which case it will be treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (1) is "substantially disproportionate" with respect to the U.S. stockholder, (2) results in a "complete termination" of the U.S. stockholder's interest in all classes of our stock, or (3) is "not essentially a dividend" with respect to the U.S. stockholder, all within the meaning of Section 302(b) of the tax code. In determining whether any of these tests have been met, there must be taken into account not only ownership in the series or class of the stock being redeemed, but also the U.S. stockholder's ownership of other classes of our stock and other equity interests in us considered to be owned by the U.S. stockholder by reason of certain constructive ownership rules set forth in the tax code. Because the determination as to whether any of the alternative tests of Section 302(b) of the tax code will be satisfied with respect to the U.S. stockholder depends on the facts and circumstances at the time the determination is made, U.S. stockholders are urged to consult their tax adviser to determine such treatment. If the redemption is treated as a sale or exchange of the redeemed shares, it will be treated in the same manner as a sale described above in "Taxation of Taxable U.S. Stockholders—Sale of FSP Stock."

        If a redemption of preferred stock does not meet any of the tests under Section 302 of the tax code, the redemption proceeds received from our preferred stock will be treated as a distribution on our stock as described under "Taxation of Taxable U.S. Stockholders—Distributions Generally." If the redemption of a U.S. stockholder's preferred stock is taxed as a dividend, the adjusted basis of such stockholder's redeemed shares will be transferred to any other stock held by the stockholder. If the U.S. stockholder owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

        With respect to a redemption of our preferred stock that is treated as a distribution with respect to our stock, which is not otherwise taxable as a dividend, the Internal Revenue Service has proposed Treasury regulations that would require any basis reduction associated with such a redemption to be applied on a share-by-share basis which could result in taxable gain with respect to some shares, even though the stockholder's aggregate basis for the shares would be sufficient to absorb the entire amount of the redemption distribution (in excess of any amount of such distribution treated as a dividend). Additionally, the proposed Treasury regulations would not permit the transfer of basis in the redeemed shares of the preferred stock to the remaining shares held (directly or indirectly) by the redeemed stockholder. Instead, the unrecovered basis in our preferred stock would be treated as deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulation may ultimately be finalized.

        Conversion of Preferred Stock into Common Stock.    Except as provided below, (i) a U.S. stockholder generally will not recognize gain or loss upon the conversion of our preferred stock into our common stock, and (ii) a U.S. stockholder's basis and holding period in the common stock received upon conversion generally will be the same as those of the converted preferred stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). Any common stock received in a conversion that is attributable to accumulated and unpaid dividends on the converted preferred stock will be treated as a distribution on our shares as described above in "Taxation of Taxable U.S. Stockholders—Distributions Generally." Cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the factional share of common stock deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the preferred stock for more than one year. See "Taxation of Taxable U.S. Stockholders—Sale of FSP Stock." U.S. stockholders should consult with their tax advisers regarding the U.S. federal income tax consequences of any transaction in which such stockholder exchanges common stock received on a conversion of preferred stock for cash or other property.

Taxation of Owners of Depositary Shares

        Owners of depositary shares generally will be treated for United States federal income tax purposes as if they were direct owners of fractional shares of the preferred stock to which the depositary shares relate. Accordingly, such owners will take into account, for United States federal income tax purposes, income to which they would be entitled if they were the direct owners of the fractional interests in such preferred stock and will be subject to other tax considerations in the same manner as if they owned fractional interests directly. See "Taxation of Taxable U.S. Stockholders" and "Other Tax Considerations or Stockholders and Debt Securities."

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, collectively known as "exempt organizations," generally are exempt from federal income taxation. Exempt organizations are subject to tax, however, on their unrelated business taxable income, or "UBTI." UBTI is defined as the gross income derived by an exempt organization from an unrelated trade or business, less the deductions directly connected with that trade or business, subject to certain exceptions. While many investments in real estate generate UBTI, the Internal Revenue Service has issued a ruling that dividend distributions from a real estate investment trust to an exempt employee pension trust do not constitute UBTI, provided that the shares of the real estate investment trust are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed to exempt organizations generally should not constitute UBTI. However, if an exempt organization finances its acquisition of our stock with debt, a portion of its income from us will constitute UBTI pursuant to the "debt-financed property" rules.

        In addition, in certain circumstances, a pension trust that owns more than 10% of our stock will be required to treat a percentage of the dividends paid by us as UBTI based upon the percentage of our income that would constitute UBTI to the stockholder if received directly by it. This rule applies to a pension trust holding more than 10% (by value) of our stock only if (1) the percentage of our income that would be UBTI if we were a pension trust is at least 5% and (2) we are treated as a "pension-held REIT." We do not expect to qualify as a "pension-held REIT."

Taxation of Non-U.S. Stockholders

        General.    The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts and certain other foreign stockholders, collectively known as "non-U.S. stockholders," are complex and no attempt is made herein to provide more than a general summary of such rules. This discussion does not consider the tax rules applicable to all non-U.S. stockholders and, in particular, does not consider the special rules applicable to U.S. branches of foreign banks or insurance companies or certain intermediaries. NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO THE OWNERSHIP AND DISPOSITION OF OUR STOCK, INCLUDING ANY REPORTING AND WITHHOLDING REQUIREMENTS.

        Ordinary Dividends—General.    Distributions to non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of United States real property interests and are not designated by us as capital gain dividends (or deemed distributions of retained capital gains) will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits. Any portion of a distribution in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distribution does not exceed the adjusted basis of the stockholder in our stock, but rather will reduce the adjusted basis of such stock. To the extent that the portion of the distribution in excess of current and accumulated earnings and profits exceeds the adjusted basis of a non-U.S. stockholder for our stock, such excess generally will be treated as gain from the sale or disposition of the stock and will be taxed as described below.

        Ordinary Dividends—Withholding.    Dividends paid to non-U.S. stockholders may be subject to U.S. withholding tax. If an income tax treaty does not apply and the non-U.S. stockholder's investment in our stock is not effectively connected with a trade or business conducted by the non-U.S. stockholder in the United States (or if a tax treaty does apply and the investment in our stock is not attributable to a United States permanent establishment maintained by the non-U.S. stockholder), ordinary dividends (i.e., distributions out of current and accumulated earnings and profits) will be subject to a U.S. withholding tax at a 30% rate, or, if an income tax treaty applies, at a lower treaty rate. Because we generally cannot determine at the time that a distribution is made whether or not such a distribution will be in excess of earnings and profits, we intend to withhold on the gross amount of each distribution at the 30% rate (or lower treaty rate) (other than distributions subject to the 35% FIRPTA withholding rules described below). To receive a reduced treaty rate, a non-U.S. stockholder must furnish us or our paying agent with a duly completed Form W-8BEN (or authorized substitute form) certifying such holder's qualification for the reduced rate. Generally, a non-U.S. stockholder will be entitled to a refund from the Internal Revenue Service to the extent the amount withheld by us from a distribution exceeds the amount of United States tax owed by such stockholder.

        In the case of a non-U.S. stockholder that is a partnership or a trust, the withholding rules for a distribution to such a partnership or trust will be dependent on numerous factors, including (1) the classification of the type of partnership or trust, (2) the status of the partner or beneficiary, and (3) the activities of the partnership or trust. Non-U.S. stockholders that are partnerships or trusts are urged to consult their tax advisors regarding the withholding rules applicable to them based on their particular circumstances.

        If an income tax treaty does not apply, ordinary dividends that are effectively connected with the conduct of a trade or business within the U.S. by a non-U.S. stockholder (and, if a tax treaty applies, ordinary dividends that are attributable to a United States permanent establishment maintained by the non-U.S. stockholder) are exempt from U.S. withholding tax. In order to claim such exemption, a non-U.S. stockholder must provide us or our paying agent with a duly completed Form W-8ECI (or authorized substitute form) certifying such holder's exemption. However, ordinary dividends exempt from U.S. withholding tax because they are effectively connected or are attributable to a United States permanent establishment maintained by the non-U.S. stockholder generally are subject to U.S. federal income tax on a net income basis at regular graduated rates. In the case of non-U.S. stockholders that are corporations, any effectively connected ordinary dividends or ordinary dividends attributable to a United States permanent establishment maintained by the non-U.S. stockholder may, in certain circumstances, be subject to branch profits tax at a 30% rate, or at such lower rate as may be provided in an applicable income tax treaty.

        Capital Gain Dividends—General.    For any year in which we qualify as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, also known as "FIRPTA." Under FIRPTA, except as described below, distributions attributable to gain from sales of United States real property are taxed to a non-U.S. stockholder as if such gain were effectively connected with a United States trade or business. Non-U.S. stockholders thus would be taxed at the regular capital gain rates applicable to taxable U.S. stockholders (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder not otherwise entitled to treaty relief or exemption.

        A distribution attributable to gain from sales of United States real property is not treated as effectively connected with a United States trade or business provided that (1) the distribution is received with respect to stock that is publicly traded on an established securities market in the United States and (2) the non-U.S. stockholder does not own more than five percent of the stock at any time during the one-year period ending on the date of such distribution. If these requirements are satisfied, the distribution is treated in the manner described above for ordinary dividends rather than being treated as a capital gain dividend, and the distribution is not subject to the branch profits tax.

        Capital Gain Dividends—Withholding.    Under FIRPTA, we are required to withhold 35% (or a lower rate set forth in the regulations) of any distribution to a non-U.S. stockholder that is designated as a capital gain dividend or which could be designated as a capital gain dividend. Moreover, if we designate previously made distributions as capital gain dividends, subsequent distributions (up to the amount of the prior distributions so designated) will be treated as capital gain dividends for purposes of FIRPTA withholding. The foregoing withholding requirement will not apply, however, if the distribution qualifies for the exception described above for distributions with respect to stock that is publicly traded on an established securities market in the United States if the recipient has not owned more than five percent of our stock during the prior year.

        Sale of Our Stock.    A non-U.S stockholder generally will not be subject to United States federal income tax under FIRPTA with respect to gain recognized upon a sale of our stock, provided that we are a "domestically-controlled REIT." A domestically-controlled REIT generally is defined as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Although currently it is anticipated that we will be a domestically-controlled REIT, and, therefore, that the sale of our stock will not be subject to taxation under FIRPTA, there can be no assurance that we will, at all relevant times, be a domestically-controlled REIT.

        Tax also would not apply to any gain recognized by a non-U.S. stockholder upon the sale of our stock as long as our stock is publicly traded and the stockholder held 5% or less of our stock during the preceding five years (taking into account complicated attribution rules). If the gain on the sale of our stock were subject to taxation under FIRPTA, a non-U.S. stockholder would be subject to the same treatment as taxable U.S. stockholders with respect to such gain (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, a purchaser of our stock from a non-U.S. stockholder subject to taxation under FIRPTA generally would be required to deduct and withhold a tax equal to 10% of the amount realized by a non-U.S. stockholder on the disposition. Any amount withheld would be creditable against the non-U.S. stockholder's FIRPTA tax liability.

        Even if gain recognized by a non-U.S. stockholder upon the sale of our stock is not subject to FIRPTA, such gain generally will subject such stockholder to U.S. tax if:

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  An income tax treaty does not apply and the gain is effectively connected with a trade or business conducted by the non-U.S. stockholder in the United States (or, if an income tax treaty applies and the gain is attributable to a United States permanent establishment maintained by the non-U.S. stockholder), in which case a non-U.S. stockholder will be taxed on his or her net gain from the sale at regular graduated U.S. federal income tax rates. In the case of a non-U.S. stockholder that is a corporation, such stockholder may be subject to a branch profits tax at a 30% rate, unless an applicable income tax treaty provides for a lower rate and the stockholder demonstrates its qualification for such rate; or

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  The non-U.S. stockholder is a nonresident alien individual who holds our stock as a capital asset and was present in the United States for 183 days or more during the taxable year (as determined under the tax code) and certain other conditions apply, in which case the non-U.S. stockholder will be subject to a 30% tax on capital gains.

        Estate Tax Considerations.    The value of our stock owned, or treated as owned, by a non-U.S. stockholder who is a nonresident alien individual at the time of his or her death will be included in the individual's gross estate for United States federal estate tax purposes, unless otherwise provided in an applicable estate tax treaty.

Taxation of Holders of Our Debt Securities

        This discussion is of a general nature only. Our debt securities may have terms, such as conversion rights, adjustments to conversion ratios, provision for additional interest upon certain contingencies, or other features, that are not discussed herein and that may materially affect the U.S. federal income tax treatment of such debt security. You should carefully examine the applicable prospectus supplement or supplements and consult your own tax advisors with respect to debt securities with such features.

Taxation of Taxable U.S. Holders

        For purposes of this discussion, a "taxable U.S. holder" is a "U.S. holder" that is subject to U.S. federal income tax. The term "U.S. holder" as used herein means a beneficial owner of our debt securities that is a U.S. person as defined in "Taxation of Taxable U.S. Stockholders" above. A "non-U.S. holder" is a beneficial owner (other than a partnership or other pass-through entity) of our debt securities that does not meet the definition of a U.S. holder.

        Interest.    The stated interest on debt securities generally will be taxable to a U.S. holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. holder's method of accounting for United States federal income tax purposes.

        Original Issue Discount.    U.S. holders that own debt securities issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. Those holders generally will be required to include OID in gross income in advance of the receipt of cash that corresponds to that income. However, such holders generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute "qualified stated interest," as defined below. If we determine that a particular debt security will be an OID debt security, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

        A debt security will generally be treated as issued with OID if it has a "stated redemption price at maturity" (the sum of all payments to be made on the debt security other than "qualified stated interest") that exceeds its "issue price," provided that excess is not considered as "de minimis" as a result of being less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer), and that meets all of the following conditions:

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  it is payable at least once per year;

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  it is payable over the entire term of the debt security; and

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  it is payable at a single fixed rate or, subject to certain conditions, based on one or more indices.

If we determine that particular debt securities will bear interest that is not qualified stated interest, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

        If a U.S. holder owns a debt security issued with "de minimis" OID as previously described, such holder generally must include the de minimis OID in income at the times principal payments on the debt securities are made in proportion to the amounts paid. De minimis OID that is so included in income will be treated as capital gain.

        Debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at the option of the holder. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. Persons who are considering the purchase of OID debt securities with those features should carefully examine the applicable prospectus supplement or supplements and should consult their own tax advisors with respect to those features since the tax consequences to them with respect to OID will depend, in part, on the particular terms of the debt securities relating to such redemptions.

        U.S. holders that own OID debt securities with a term of more than one year generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" based upon compound interest principles as described in the following paragraphs.

        The amount of OID that U.S. holders must include in income if they are the initial holders of an OID debt security is the sum of the "daily portions" of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which they held the debt security ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of the accrual period.

        The amount of OID allocable to any accrual period is determined by first calculating the debt security's "yield to maturity." A debt security's yield to maturity is the discount rate that would cause the present value of all payments to be made on the debt security to equal the security's issue price. The OID allocable to an accrual period is then computed as the excess, if any, of:

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  the debt security's "adjusted issue price" at the beginning of the accrual period (generally, the security's issue price increased by the cumulative amount of accrued OID and decreased by the cumulative amount of payments other than of qualified stated interest) multiplied by the debt security's yield to maturity, over

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  the aggregate of all qualified stated interest allocable to the accrual period.

        Special rules apply for calculating OID for an initial or final short accrual period. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

        Variable Rate Debt Securities.    Variable rate debt securities that provide for the payment of interest based on certain types of floating rates or so-called "objective" rates based on objective financial data are subject to special OID rules under which both the "yield to maturity" and "qualified stated interest" are determined as though the debt security bore interest in all periods at a fixed rate generally equal to the value of the floating rate or objective rate (as applicable) on the date that the debt security was issued or, in the case of certain debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. To the extent that the actual rate paid on the debt security for an accrual period differs from the assumed initial rate, appropriate adjustments are made to the amount of "qualified stated interest" or OID required to be included in income by the U.S. holder for such period. Additional rules may apply if either:

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  the interest on a variable rate debt security is based on more than one interest index; or

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  the principal amount of the debt security is indexed in any manner.

        This discussion does not address the tax rules applicable to debt securities with an indexed principal amount. In the event that we were to offer debt securities with indexed principal amounts, persons considering the purchase of those securities should carefully examine the applicable prospectus supplement or supplements and should consult their own tax advisors regarding the United States federal income tax consequences to them of holding and disposing of those debt securities.

        If we determine that particular debt securities will be variable debt securities, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities, and the U.S. federal income tax treatment of such debt securities will be more fully described in the relevant prospectus supplement or supplements.

        Contingent Payment Debt Securities.    If debt securities provide for variable rates of interest or other contingent payments but fail to qualify as variable rate debt securities under the rules described above, then the debt securities may become subject to the Treasury Regulations governing "contingent payment debt instruments" ("contingent payment debt securities"). Under these Treasury Regulations, a U.S. holder of contingent payment debt securities generally would be required to accrue interest income each taxable year based upon a "comparable yield" for a hypothetical fixed-rate debt instrument with no contingent payments but with terms and conditions otherwise similar to the contingent payment debt securities. We would be required to determine the comparable yield and prepare, solely for U.S. federal income tax purposes, a projected payment schedule that (i) includes all non-contingent payments and estimates of the amount and timing of all contingent payments on the debt securities and (ii) produces the comparable yield.

        If the actual contingent payments made on the contingent payment debt securities in a taxable year differ from the projected contingent payments set forth on the projected payment schedule, adjustments will be made for such differences. A net positive adjustment for the amount by which actual contingent payments during the taxable year exceed the projected contingent payments for such taxable year will be treated as additional interest income. A net negative adjustment for the amount by which actual contingent payments during the taxable year are less than the projected contingent payments for such taxable year will reduce the amount of interest required to be accrued in the current taxable year. The balance of any net negative adjustment will be treated first as an ordinary loss to the extent that the total interest inclusions previously accrued in respect of the contingent payment debt securities exceed the total amount of net negative adjustments treated as ordinary losses in prior taxable years and then as a negative adjustment in the succeeding taxable year.

        Upon the sale, retirement or other disposition of contingent payment debt securities, any gain recognized by a U.S. holder generally would be treated as interest income. Any loss arising from such a disposition would be treated as an ordinary loss to the extent of any prior interest inclusions not previously reversed by net negative adjustments as described above. The balance of such loss generally would constitute a capital loss.

        The U.S. federal income tax treatment of any debt securities treated as contingent payment debt securities subject to these Treasury Regulations will be more fully described in the relevant prospectus supplement or supplements. The rules regarding contingent payment debt securities are complex. U.S. debt holders should carefully examine the relevant prospectus supplement or supplements for any such debt securities and should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of such debt securities before deciding to purchase such debt securities.

        Market Discount.    If debt securities are purchased for an amount that is less than their stated redemption price at maturity (or, in the case of OID debt securities, for an amount that is less than their adjusted issue price), the difference will be treated as "market discount" for United States federal income tax purposes unless that difference is less than a specified de minimis amount. Under the market discount rules, any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, the debt securities must be treated as ordinary income to the extent of the market discount that the holder has not previously included in income. Generally, market discount is considered to accrue ratably over the remaining term of the debt security, although taxpayers may elect to accrue the discount using a constant yield methodology similar to that applicable to OID debt securities.

        U.S. holders also may be required to defer, until the maturity of the debt securities or their earlier disposition in a taxable transaction, the annual deduction of all or a portion of the interest expense on any indebtedness which is incurred or continued to purchase or carry the debt securities to the extent of the market discount that is considered to accrue on those securities for that year. U.S. holders may elect, on a debt security-by-debt security basis, to deduct any previously deferred interest expense in a tax year prior to the year of disposition to the extent that the aggregate amount of interest on the debt security (including OID) exceeds the amount of interest expense on debt incurred or continued to purchase or carry the debt security. U.S. holders should consult their own tax advisors before making this election.

        U.S. holders may elect to include market discount in income currently as it accrues, on either a ratable or constant yield basis, in which case the rule described above regarding deferral of interest deductions will not apply. An election to include market discount in income currently, once made, applies to all market discount obligations acquired by the taxpayer on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Interested persons should consult their own tax advisors before making this election.

        Acquisition Premium.    If a U.S. holder acquires OID debt securities for an amount greater than their adjusted issue price but less than the sum of all amounts (other than qualified stated interest) payable with respect to the OID debt securities after the date of acquisition, the OID debt securities will be treated as acquired at an acquisition premium. For OID debt securities acquired with acquisition premium, the amount of OID that the U.S. holder must include in gross income with respect to the OID debt securities for any taxable year will be reduced by the portion of acquisition premium properly allocable to such taxable year.

        Amortizable Bond Premium.    If a U.S. holder purchases debt securities for an amount in excess of the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, the U.S. holder will be considered to have purchased the debt securities at a "premium" for U.S. federal income tax purposes. In such case, the U.S. holder generally may elect to amortize the premium over the remaining term of the debt securities, using a constant yield method, as an offset to interest includible in gross income with respect to the debt securities, and the U.S. holder would not be required to include OID, if any, in gross income in respect of the debt securities. In the case of debt securities that provide for alternative payment schedules, the amount of premium generally would be determined by assuming that a holder will exercise or not exercise options in a manner that maximizes the holder's yield, and that the issuer will exercise or not exercise options in a manner that minimizes the holder's yield. Any election to amortize premium would apply to all debt securities (other than debt securities the interest on which is excludable from gross income) held or subsequently acquired by a U.S. holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

        Election to Treat All Interest as OID.    U.S. holders may elect to treat all interest in respect of debt securities as OID and to calculate the amount includible in gross income for any taxable year under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. holder makes this election for debt securities with amortizable bond premium, the election is treated as an election under the amortizable bond premium rules described above, and the electing U.S. holder will be required to amortize bond premium for all other debt instruments with amortizable bond premium held or subsequently acquired by the U.S. holder. The election to treat all interest as OID must be made for the taxable year in which the U.S. holder acquires the debt securities, and the election may not be revoked without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

        Sale, Exchange or Retirement of Debt Securities.    A U.S. holder of our debt securities will recognize gain or loss upon the sale, exchange, retirement, redemption or other taxable disposition of the debt securities in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of other property received in exchange for such debt securities, other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income; and

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  the U.S. Holder's adjusted basis of the debt securities.

        The adjusted basis of the debt securities will, in general, be the U.S. holder's cost for the debt securities, increased by OID and any accrued market discount previously included in income and reduced by any amortizable bond premium previously allowable as a deduction and any cash payments on the debt securities other than qualified stated interest. Subject to the rules regarding market discount discussed above, any gain in excess of accrued interest not previously included in income by the holder or loss recognized will generally be capital gain or loss, and such capital gain or any loss will generally be long-term capital gain or loss if debt securities have been held by the U.S. holder for more than one year. Long-term capital gain for non-corporate taxpayers is subject to reduced rates of United States federal income taxation. The deductibility of capital losses is subject to certain limitations.

Taxation of Tax-Exempt U.S. Holders

        Exempt organizations are subject to tax on their unrelated business taxable income, or "UBTI." UBTI is defined as the gross income derived by an exempt organization from an unrelated trade or business less the deductions directly connected with that trade or business, subject to certain exceptions. Two of those exceptions are for interest (including OID) and gains and losses from the sale or exchange of property held for investment. Accordingly, income and loss attributable to holding our debt securities generally should not be treated as UBTI. However, if an exempt organization finances its acquisition of our debt securities with debt, a portion of any income or loss attributable to the debt securities will be includable in the organization's computation of UBTI pursuant to the "debt-financed property" rules. Prospective tax-exempt investors should consult their own tax advisors regarding these rules.

Taxation of Non-U.S. Holders

        The following is a discussion of the material U.S. federal income and estate tax consequences that generally will apply to a non-U.S. holder of our debt securities. The rules governing the U.S. federal income taxation of a non-U.S. holder of debt securities are complex and no attempt will be made herein to provide more than a general summary of such rules. Non-U.S. holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in our debt securities.

        Interest.    In general, payments of interest on our debt securities to a non-U.S. holder will be considered "portfolio interest" and, subject to the discussions below of income effectively connected with a U.S. trade or business, backup withholding, and FATCA will not be subject to U.S. federal income or withholding tax, provided that:

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  the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

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  the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

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  the non-U.S. holder is not a bank whose receipt of interest on our debt securities is described in Section 881(c)(3)(a) of the Code; and

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  (a) the non-U.S. holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the non-U.S. holder holds our debt securities through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

        If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and includable in the non-U.S. holder's gross income.

        If (i) a non-U.S. holder is engaged in a trade or business in the United States, (ii) interest on the debt securities is effectively connected with the conduct of that trade or business and (iii) if required by an applicable income tax treaty, such interest is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder will be subject to U.S. federal income tax on the interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        Sale, Exchange or Retirement of Debt Securities.    Gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of our debt securities will not be subject to U.S. income tax unless:

  •
  that gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

        If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, or other taxable disposition of the debt securities, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax (or a lesser rate under an applicable income tax treaty) on the gain derived from the sale, redemption, or other taxable disposition, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States.

Other Tax Considerations of Stockholders and Holders of Debt Securities

Medicare Tax on Net Investment Income

U.S. Stockholders and U.S. Holders of Debt Securities

        A 3.8% Medicare contribution tax generally is imposed on the net investment income of U.S. individuals, estates and trusts (other than certain exempt trusts) whose income exceeds certain threshold amounts. For this purpose, net investment income generally will include dividends on our stock (including capital gain dividends), interest payments on our debt securities and net gain from the sale of shares of our stock and of our debt securities. U.S. stockholders and U.S. holders of debt securities that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of shares of our stock and our debt securities.

Non-U.S. Stockholders and Non-U.S. Holders of Debt Securities

        The Internal Revenue Service has indicated in Treasury regulations that this Medicare tax applies to non-U.S. stockholders and non-U.S. holders that are estates or trusts and have one or more U.S. beneficiaries. Non-U.S. stockholders and non-U.S. holders that are estates or trusts also should consult their tax advisors about the possible application of the 3.8% Medicare tax.

Information Reporting and Backup Withholding

U.S. Stockholders and U.S. Holders of Debt Securities

        Information returns may be filed with the Internal Revenue Service in connection with payments of dividends on our stock, payments on our debt securities, and proceeds from a sale or other disposition of our stock or debt securities. These requirements apply even if withholding was not required with respect to payments made to a stockholder or holder of debt securities.

        If you are a U.S. stockholder or U.S. holder of debt securities, you will be subject to U.S. backup withholding at a rate of 28% on these payments if you fail to provide your taxpayer identification number to the paying agent or to comply with certain certification procedures or otherwise establish an exemption from backup withholding. U.S. stockholders and U.S. holders of debt securities should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedure for obtaining an exemption. The amount of any backup withholding from a payment will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Stockholders and Non-U.S. Holders of Debt Securities

        In general, a non-U.S. stockholder and a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends or interest that we make, provided that (a) the non-U.S. stockholder or non-U.S. holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the non-U.S. stockholder holds shares of our stock or the non-U.S. holder holds our debt securities through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. stockholder or non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined above under "Taxation of Taxable U.S. Stockholders," who is not an exempt recipient.

        However, a non-U.S. stockholder and a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding at the applicable rate with respect to the proceeds of the sale of shares of our stock and debt securities within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined above under "Taxation of Taxable U.S. Stockholders," who is not an exempt recipient, or the holder otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. stockholder's or non-U.S. holder's U.S. federal income tax liability, provided that the required information is furnished timely to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. stockholders and non-U.S. holders are urged to consult their own tax advisors regarding application of these rules to their particular circumstances.

U.S. Federal Income Tax Withholding Under FATCA

        Under the Foreign Account Tax Compliance Act ("FATCA"), we may be required to withhold 30% from payments of dividends on our stock, interest on our debt securities and gross proceeds from the sale of shares of our stock and debt securities to (i) certain foreign financial institutions unless they agree to collect and disclose to the Internal Revenue Service (or in certain cases to their country of residence) information regarding their direct and indirect U.S. account holders, and (ii) certain other foreign entities unless they certify certain information about their direct and indirect U.S. owners. This withholding tax generally will apply currently to payments of dividends on our stock and interest on our debt securities and commencing on January 1, 2017, will apply to payments of gross proceeds from the sale of shares of our stock and debt securities. Under certain circumstances, a non-U.S. stockholder or non-U.S. holder might be eligible for refunds or credits of such taxes.

        In order to avoid this withholding, non-exempt foreign financial institutions will have to enter into an agreement with the Internal Revenue Service (unless they are resident in a country that has entered into an intergovernmental agreement with the U.S. that provides for an alternative regime) stipulating that they will (1) provide the Internal Revenue Service with certain information about direct and indirect U.S. account holders (such as the name, address and taxpayer identification number of the holders), (2) will comply with verification and due diligence procedures with respect to the identification of U.S. accounts, (3) report to the Internal Revenue Service certain additional information with respect to U.S. accounts maintained by them, and (4) agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information. Certain other foreign entities will need to provide the name, address, and taxpayer identification number of each substantial U.S. owner or a certification of no substantial U.S. ownership, unless certain exceptions apply.

        A non-U.S. stockholder or non-U.S. holder of debt securities resident in a country that has entered into an intergovernmental agreement with the U.S. with respect to FATCA will be exempt from FATCA withholding provided the holder and applicable foreign government comply with the terms of the agreement and the holder provides us with the appropriate documentation certifying the holder's status under FATCA. The scope of these requirements is potentially subject to material change and stockholders and holders of debt securities are urged to consult their tax advisers regarding the potential applicability of FATCA to their own situation.

State and Local Tax

        The discussion herein concerns only the United States federal income tax treatment likely to be accorded to us and our stockholders and holders of debt securities. No consideration has been given to the state and local tax treatment of such parties. The state and local tax treatment may not conform to the federal treatment described above. As a result, stockholders and holders of debt securities should consult their own tax advisor regarding the specific state and local tax consequences of the ownership and disposition of shares of our stock and our debt securities.

 LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

        Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

Common Stock

6,125,000 Shares

PROSPECTUS SUPPLEMENT

Baird		BMO Capital Markets
Stifel Wunderlich
BTIG	Capital One Securities	PNC Capital Markets LLC	TD Securities

August 11, 2016